EXHIBIT 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

5 BURLINGTON WOODS

LEASE

5 BURLINGTON WOODS, LLC,
a Delaware limited liability company,

as Landlord,

and

MBX BIOSCIENCES, INC.,
a Delaware corporation,

as Tenant

4896-8192-6017.7 374622.00001	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in this Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the remainder of this Lease, the terms of the remainder of this Lease shall prevail. Any capitalized terms used herein and not otherwise defined in this Summary shall have the meaning as set forth in the remainder of the Lease.

TERMS OF LEASE (References are to the Lease)	DESCRIPTION
1. Date:	February 24, 2026 (the “Effective Date”)
2. Landlord:	5 BURLINGTON WOODS, LLC, a Delaware limited liability company
3. Address of Landlord (Section 24.19):	For notices to Landlord: [***] with a copy to: [***]
For payment of Rent only: [***] Payment of Rent may also be paid via wire transfer and ACH pursuant to the following instructions: [***]
4. Tenant:	MBX BIOSCIENCES, INC., a Delaware corporation
5. Address of Tenant (Section 24.19):	MBX Biosciences, Inc. 11711 N. Meridian St., Suite 300 Carmel, IN 46032 Attention: Richard Bartram (Prior to Lease Commencement Date)
and 5 Burlington Woods, Suite 203A Burlington, MA 01803 Attention: Richard Bartram

4896-8192-6017.7 374622.00001	Summary P-1	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

TERMS OF LEASE (References are to the Lease)		DESCRIPTION
6. Premises (Article 1):
6.1 Premises:

13,642 rentable square feet of space located on a portion of the second (2nd) floor of the Building (as defined below) commonly known as Suite 203A, as generally depicted on Exhibit A attached hereto; Exhibit A is only a general description of the general layout without taking into account the actual improvements therein.

6.2 Building:		The Premises are located in the three-story 113,637 rentable square feet first class lab building whose address is 5 Burlington Woods, Burlington, Massachusetts 01803 (the “Building”).
7. Term (Article 2):
7.1 Lease Term:		Four (4) years, beginning on the Rent Commencement Date.
7.2 Lease Commencement Date:		The date the Premises are Ready for Occupancy, which Lease Commencement Date is anticipated to be May 1, 2026 (the “Estimated Lease Commencement Date”).
7.3 Rent Commencement Date:		Five (5) months from the Lease Commencement Date.
7.4 Lease Expiration Date:		The last day of the month in which the fourth (4th) anniversary of the Rent Commencement Date occurs.
8. *Base Rent (Article 3):
Lease Term (following Rent Commencement Date)	Annual Base Rent	Monthly Installment of Base Rent***	Annual Rental Rate per Rentable Square Foot
1 - 12	$818,520.00	$68,210.00	$60.00
13 - 24	$843,075.60	$70,256.30	$61.80
25 - 36	$868,367.87	$72,363.98	$63.65
37 - 48	$894,418.91	$74,534.90	$65.56

4896-8192-6017.7 374622.00001	Summary P-2	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

*The initial monthly installment of Base Rent amount during the Lease Term was calculated by multiplying the initial monthly Base Rent per rentable square foot amount by the number of rentable square feet of space in the Premises, and the Annual Base Rent amount was calculated by multiplying the initial monthly installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term, commencing on the first (1st) annual anniversary of the Rent Commencement Date, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three percent (3.0%), and each Annual Base Rent amount was calculated by multiplying the corresponding monthly installment of Base Rent amount by twelve (12). The amounts identified in the column entitled “Annual Rental Rate per Rentable Square Foot” are rounded amounts provided for information purposes only.

For the avoidance of doubt, there is no Base Rent due from the period beginning on the Lease Commencement Date and ending on the day before the Rent Commencement Date.

9. Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	12.00% (13,642 rentable square feet within the Premises/113,637 rentable square feet within the Building).
10. Letter of Credit (Article 20):	$204,630.00
11. Brokers (Section 24.25):	CBRE, Inc. representing Landlord and Cushman & Wakefield representing Tenant.
12. Parking (Article 23):	Total of thirty‑five (35) unreserved parking spaces (2.6 unreserved parking spaces for every 1,000 rentable square feet of the Premises).

4896-8192-6017.7 374622.00001	Summary P-3	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

TABLE OF CONTENTS

Page

EXHIBITS:

Exhibit A	Outline of Floor Plan of Premises
Exhibit A-1	Site Plan of Project
Exhibit B	Tenant Work Letter
Exhibit C	Confirmation of Lease Terms
Exhibit D	Rules and Regulations
Exhibit E	Form of Letter of Credit
Rider 1	Extension Option Rider

4896-8192-6017.7 374622.00001	(i)	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

Accountant	12
Additional Rent	6
Affected Areas	14
Affiliates	28
Alterations	20
Approved Working Drawings	Exhibit B
Bank	34
Bank’s Credit Rating Threshold	34
Bankruptcy Code	31
Base Rent	6
Base, Shell and Core	Exhibit B
Brokers	42
Building	Summary
Calendar Year	6
Conference Facility Hours	4
Confirmation/Amendment	Exhibit C
Conservation Costs	7
Construction	43
Construction Drawings	Exhibit B
Contractor	Exhibit B
Corrective Action	14
Cost Pools	7
Cutoff Date	11
Documents	14
Effective Date	Summary
Electric Vehicle Charging Agreement	4
Eligibility Period	18
Environmental Law	13
Environmental Permits	13
Estimate	11
Estimate Statement	11
Estimated Expenses	11
Event of Default	30
Excluded Changes	36
Exercise Date	Rider 1
Exercise Notice	Rider 1
Exit Survey	29
Expense Year	6
Extension Option	Rider 1
Extension Rider	Rider 1
Fair Market Rental Rate	Rider 1
Final Space Plan	Exhibit B
First Offer Economic Terms	3
First Offer Notice	3
Fitness Center	4
Fitness Center Users	4
Force Majeure	41
Generator	18
Governmental Approvals	39
Hazardous Materials	13
Hazardous Materials List	14
HVAC	16
Interest Notice	Rider 1
Interest Rate	11

4896-8192-6017.7 374622.00001	(ii)	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

Landlord	1
Landlord Charging Stations	4
Landlord Parties	4
L-C	33
L-C Amount	34
L-C Draw Event	34
L-C Expiration Date	34
L-C FDIC Replacement Notice	34
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Term	5
Lease Year	5
Notice of Termination	31
Notices	41
Objectionable Name	40
OFAC	42
Operating Expenses	7
Option Rent	Rider 1
Option Rent Notice	Rider 1
Option Term	Rider 1
Original Tenant	3
Outside Agreement Date	Rider
Parking Areas	1
Parking Operator	38
Permitted Capital Costs	7
pH System	18
Premises	1
Premises Systems	19
Project	1
Release	13
Rent	6
Revenue Code	26
Review Period	12
ROFO Exercise Notice	3
Rooftop Equipment	45
Second Chance Economic Terms	3
Second Chance Notice	3
Secured Areas	37
Security Deposit Laws	36
Statement	10
Subject Space	26
Subleasing Costs	27
Summary	1
Systems	18
Systems and Equipment	9
Tax Expenses	9
Temporary Cash Deposit	34
Tenant	1
Tenant Delays	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	16
Tenant Work Letter	Exhibit B
Tenant’s Parking Allocation	37
Tenant’s Share	10

4896-8192-6017.7 374622.00001	(iii)	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

Tenant’s Signage	39
Transfer Notice	26
Transfer Premium	27
Transferee	26
Transfers	26
trash	45
Utilities Costs	10
Vacuum System	18
Water Sensors	44
Wi-Fi Network	21
Working Drawings	Exhibit B

4896-8192-6017.7 374622.00001	(iv)	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between 5 BURLINGTON WOODS, LLC, a Delaware limited liability company (“Landlord”), and MBX BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1 Project, Building and Premises.

1.1.1 Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the premises described in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building (as defined in Section 6.2 of the Summary) and the Project (as defined below). The floor plan of the Premises is attached hereto as Exhibit A. As part of Tenant’s leasing of the Premises, Tenant shall have the right to use the furniture, fixtures and equipment existing in the Premises as of the date hereof (the “Existing FF&E”); such Existing FF&E is depicted on Exhibit A attached hereto. Landlord shall have no responsibility with respect to such Existing FF&E, and the same shall be provided for Tenant’s use. Tenant shall accept the same in its then “as-is” condition. Tenant shall, at Tenant’s sole cost, keep such Existing FF&E in good condition and repair, reasonable wear and tear, casualty, condemnation, and repairs which are specifically made the responsibility of Landlord under this Lease excepted, provided that Tenant may sell or swap the Existing FF&E during the Lease Term in order to upgrade or replace the same and, if financed by the Allowance (as defined in the Tenant Work Letter), any FF&E in the Premises (including FF&E that was acquired by selling or swapping FF&E financed by the Allowance) shall constitute Landlord’s property and Tenant may not remove the same from the Premises upon the expiration or earlier termination of this Lease.

1.1.2 Building and Project. The Building consists of three (3) floors with a total of 113,637 rentable square feet and is known as “5 Burlington Woods”, located in the City of Burlington. The term “Project” as used in this Lease means, collectively: (i) the Building; (ii) any outside plaza areas, walkways, driveways, surface parking areas (“Parking Areas”), courtyards, public and private streets, transportation facilitation areas, and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building, which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and any such other improvements; (iii) any additional buildings, improvements, facilities and common areas which Landlord (or any common area association formed by Landlord, Landlord’s predecessor-in-interest and/or Landlord’s successor or assignee of the Project) may add thereto from time to time within or as part of the Project; and (iv) the land upon which any of the foregoing are situated. The site plan depicting the current configuration of the Project is attached hereto as Exhibit A‑1. Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no obligation to expand or otherwise make any further improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A‑1 attached hereto (as the same may be modified by Landlord from time to time without notice to Tenant, provided that such modifications do not adversely impact Tenant’s use, occupancy of, enjoyment of, or access to the Premises and any other areas of the Project to which Tenant has access pursuant to this Lease), other than Landlord’s obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, and (2) Landlord (and/or any other future owners of the Project) shall have the right from time to time to include or exclude any improvements or facilities within the Project (other than the loading docks and common area kitchen, café and Parking Area), at such party’s sole election, as more particularly set forth in Section 1.1.3 below.

1.1.3 Tenant’s and Landlord’s Rights. Tenant shall have the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms, loading docks and other public or common areas located within the Building, and the non-exclusive use of those areas located on the Project that are designated by Landlord (and/or any other future owners of the Project) from time to time as common areas for the Building or the Project; provided, however, that Tenant’s use thereof shall be subject to (A) the provisions of any covenants,

4896-8192-6017.7 374622.00001	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant at least ten (10) business days prior to such rules and regulations taking effect). Landlord (and/or any other future owners of the Project) reserve the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings thereon and therefrom; (2) close for a commercially reasonable time any of the common areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s) in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize disruptions to or interference with Tenant’s use, access to and occupancy of the Premises. Subject to Force Majeure events (as defined in Section 24.17, below) and Landlord’s commercially reasonable security requirements, Tenant shall have access to the Building, Premises and the two (2) common loading areas twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term. Any work performed by Landlord pursuant to this Section shall be subject to the provisions of Section 24.30 of this Lease.

1.2 Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter (including any warranties) (a) Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises and (b) Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date. Landlord shall deliver the Premises to Tenant on the Lease Commencement Date in vacant, broom clean condition, with the Building and the Building’s structure, roof, roof membrane, and Systems and Equipment (as defined in Article 4 hereof) serving the Premises and the common areas of the Building and the Project in good working order and condition and in compliance with all applicable laws, and consistent with Exhibit A and the conditions specified in Schedules 1 and 2 attached to Exhibit B; if the same are not in good condition as of the Lease Commencement Date, then Landlord shall promptly correct the same at Landlord’s sole cost and expense, and the Lease Commencement Date shall be extended until Landlord remedies the same. Tenant also acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business (including, but not limited to, any zoning/conditional use permit requirements). Tenant’s failure to obtain any zoning/use permits for their specific operations in the Premises (if any are required) shall not affect Tenant’s obligations under this Lease); provided, however, that the Systems and Equipment (as defined in Article 4 hereof) serving the Premises shall be in good condition on the Lease Commencement Date and if the same is not in good condition as of the Lease Commencement Date, then Landlord shall correct the same at Landlord’s sole cost and expense. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises (including the Tenant Improvements therein), the Building and the Project were at such time complete and in good, sanitary and satisfactory condition and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto.

1.3 Rentable Square Feet. Throughout the Lease Term the rentable square footage of the Premises shall be deemed to be the rentable square footage set forth within Section 6.1 of the Summary of Basic Lease Information, and Tenant’s Base Rent obligations shall be as set forth in Section 8 of the Summary of Basic Lease Information.

4896-8192-6017.7 374622.00001	-2-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

1.4 Right of First Offer. Tenant shall have a one-time right of first offer with respect to available space on the second (2nd) floor of the Building (“First Offer Space”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.4.

1.4.1 Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines, in Landlord’s sole and absolute (but good faith) discretion, that Landlord shall commence the marketing of the First Offer Space (or any portion thereof) because such space shall become or is expected to become available for lease to third parties. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the Base Rent and all of Landlord’s proposed economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “First Offer Economic Terms”); such First Offer Economic Terms shall be based on Landlord’s good faith determination of the fair market rate for such First Offer Space. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last fifteen (15) months of the Lease Term unless Tenant has delivered an Interest Notice (as defined in the Extension Rider attached hereto) pertaining to the extension of the initial Lease Term pursuant to the Extension Rider, nor the period following Landlord’s delivery of the Option Rent Notice to Tenant pursuant to the Extension Rider unless and until Tenant has delivered to Landlord the Exercise Notice extending the initial Lease Term pursuant to the Extension Rider.

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within fifteen (15) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice (“ROFO Exercise Notice”) to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice. If Tenant does not exercise its right of first offer within the fifteen (15)business day period (on all of the First Offer Economic Terms), then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires and Tenant’s right of first offer with respect to such First Offer Space shall, notwithstanding anything in this Lease to the contrary, automatically terminate and this Section 1.4 shall be deemed null and void and of no further force or effect. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space comprising the First Offer Space offered by Landlord to Tenant at any particular time (including any space in the Project which is not part of the First Offer Space), and Tenant may not elect to lease only a portion thereof; provided, however, that if Landlord intends to enter into a lease upon First Refusal Economic Terms which are, in the aggregate, materially more favorable to a prospective tenant than those First Refusal Economic Terms proposed by Landlord in the First Refusal Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Refusal Space on such more favorable First Refusal Economic Terms (such more favorable terms in the Second Chance Notice are referred to herein as the “Second Chance Economic Terms”). For purposes hereof, Second Chance Economic Terms shall be materially more favorable to a third party if such Second Chance Economic Terms reflect a net effective rental rate (including any rent abatement and tenant improvement costs/allowance and any other economic concessions) less than ninety-five percent (95%) of the net effective rental rate for such First Refusal Space as the First Refusal Economic Terms initially proposed by Landlord in the First Refusal Notice. Tenant’s failure to elect to lease the First Refusal Space upon such Second Chance Economic Terms by written notice to Landlord within ten (10) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such Second Chance Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on any terms Landlord desires.

1.4.3 Lease of First Offer Space. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly execute an amendment to this Lease adding such First Offer Space to this Lease upon the First Offer Economic Terms set forth in Landlord’s First Offer Notice, and upon the same non-economic terms and conditions as applicable to the original Premises. Tenant shall commence payment of rent for the First Offer Space, and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant in the condition required by this Lease (as amended by the aforementioned amendment). The Lease Term for the First Offer Space shall be coterminous with the Lease Term for the remainder of the Premises.

1.4.4 No Defaults. The rights contained in this Section 1.4 shall not be personal to the original Tenant executing this Lease (“Original Tenant”) and any Transferee pursuant to a Transfer described in Section 14.6 or 14.7, and may only be exercised by the Original Tenant or such Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or such Transferee occupies

4896-8192-6017.7 374622.00001	-3-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

the entire Premises as of the date of Tenant’s exercise of its right of first offer. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the First Offer Space as provided in this Section 1.4 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease beyond the expiration of all applicable notice and cure periods.

1.4.5 Remedy. The sole remedy of Tenant for a breach by Landlord of its obligations under this Section 1.4 shall be an action against Landlord for a temporary restraining order, preliminary injunction, injunction or specific performance, but no other remedy, equitable or otherwise.

1.5 Fitness Center.

1.5.1 Fitness Center. Provided Tenant’s employees execute landlord’s standard waiver of liability form (which shall in any event be commercially reasonable), during the Lease Term, Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) in the Building at no charge. The use of the Fitness Center shall be subject to any published rules and regulations (including reasonable rules regarding hours of use) established from time to time by Landlord for the Fitness Center of which Tenant and any Fitness Center Users have received prior notice, which notice may be accomplished by posting such rules and regulations inside the Fitness Center. Such rules and regulations shall be imposed on a uniform and non-discriminatory basis on all users. The costs of operating, maintaining and repairing the Fitness Center may be included in Operating Expenses, subject to Section 4.2.3 of this Lease.

1.5.2 Release. Tenant hereby unconditionally releases Landlord and its members, officers, directors, employees, representatives, agents, successors and assigns (collectively and, together with Landlord, the “Landlord Parties”) and Landlord’s property manager from all fines, suits, losses, liabilities, expenses, claims, costs (including attorneys’ fees and court costs), demands, actions, or causes of actions of any kind, without regard to the cause or causes thereof, or the negligence of one or more of the Landlord Parties or Landlord’s property manager, for damage to property, or injury or death to any person arising from, growing out of, or in any way related to the use of the Fitness Center by any Tenant Party(ies), except to the extent of the gross negligence or willful misconduct of any Landlord Party(ies) or Landlord’s property manager. In addition, Tenant waives any claims it may have against the Landlord Parties or Landlord’s property manager arising out of or related to loss (by theft or otherwise) or damage to any property brought to the Fitness Center by any Tenant Party(ies) or Tenant’s contractors or invitees, except to the extent of the gross negligence or willful misconduct of a Landlord Party(ies) or Landlord’s property manager.

1.6 Use of Conference Facilities. Subject to the terms of this Section 1.6 and Landlord’s reasonable rules, regulations and requirements (including, without limitation, any reservation system implemented by Landlord) uniformly and non-discriminatorily applied, for as long as Landlord shall operate the Conference Facility for use by tenants of the Project, Tenant shall have the right, during the Lease Term, to use the Conference Facility free of charge (except for supplemental or overstandard use charges (e.g., after hours HVAC, supplemental janitorial, etc.)) requested by Tenant during the days and hours as Landlord may reasonably determine (“Conference Facility Hours”). Outside of Conference Facility Hours, Tenant’s right to use the Conference Facility shall be on a first come, first served basis with other tenants of the Building, and with Landlord. Landlord reserves the right to control the manner and hours in which the Conference Facility is maintained and operated, and to make alterations, additions or modifications to or to relocate the Conference Facility, and/or to relocate and/or eliminate the Conference Facility (or any portion(s) thereof), in Landlord’s commercially reasonable discretion.

1.7 Landlord Charging Stations. Landlord has installed electric vehicle charging stations at the Project for the use of persons working at the Project who drive electric vehicles (“Landlord Charging Stations”), each capable of charging two (2) vehicles. Landlord may elect in its sole discretion to permit only certain persons working at the Project to use the Landlord Charging Stations, and Landlord reserves the right, in its sole discretion, to determine who will have the right to use the Landlord Charging Stations. If required by Landlord, no Tenant Party shall have the right to use the Landlord Charging Stations prior to the execution by such Tenant Party of a written agreement prepared by Landlord governing such person’s right to use the Landlord Charging Stations (the “Electric Vehicle Charging Agreement”). The terms and conditions of the Electric Vehicle Charging Agreement shall be commercially reasonable. The cost of operating, maintaining and repairing (but not installing) the Landlord Charging Stations may be included in Operating Expenses, subject to Section 4.2.3 of this Lease, provided that the Tenant Parties have the

4896-8192-6017.7 374622.00001	-4-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

use of the Landlord Charging Stations on a “first-come”, “first-served” basis. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord will continuously maintain during the term of this Lease Landlord Charging Stations, and Landlord shall have the right without liability to Tenant, in Landlord’s sole but reasonable discretion, to increase or decrease the number, type or location of Landlord Charging Stations from time to time or, at any time, to eliminate all of the Landlord Charging Stations.

ARTICLE 2

LEASE TERM AND BENEFICIAL OCCUPANCY

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease, except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” means each consecutive twelve (12)-month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. Landlord shall, subject to Force Majeure delays (as define in Section 24.17) and Tenant Delays (as defined in Exhibit B), use commercially reasonable efforts to deliver possession of the Premises to Tenant on or before the Estimated Lease Commencement Date (as set forth in Section 7.2 of the Summary) with Substantial Completion (as defined in Exhibit B) of the Tenant Improvements having occurred (subject to minor punchlist items, which Landlord shall use commercially reasonable efforts to complete within sixty (60) days after the Lease Commencement Date), and with the Premises otherwise in the condition required by this Lease; and with a Certificate of Occupancy or its functional equivalent with respect to the Premises issued by the applicable governmental authority. If the Lease Commencement Date is a date which is other than the Estimated Lease Commencement Date set forth in Section 7.2 of the Summary, then, following the Lease Commencement Date, Landlord shall deliver to Tenant a confirming document in the form attached hereto as Exhibit C setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date, and Tenant shall execute and return such amendment to Landlord within ten (10) business days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such ten (10)-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder).

Notwithstanding anything above to the contrary, if Substantial Completion of the Premises has not occurred within sixty (60) days after the Estimated Lease Commencement Date (“First Outside Date”) (as such First Outside Date may be extended on a day per day basis due to any Force Majeure delays and Tenant Delays), then Tenant shall receive a credit of one (1) day’s free Base Rent for each day of delay after the 60th day until Substantial Completion of the Premises has occurred. If Substantial Completion of the Premises has not occurred within one hundred twenty (120) days of the Estimated Lease Commencement Date (“Second Outside Date”) (as such Second Outside Date may be extended on a day per day basis due to any Force Majeure delays and Tenant Delays), then Tenant shall receive an additional credit of one (1) day’s free Base Rent (such that Tenant is receiving a total of two (2) days’ free Base Rent for each day of delay after the 120th day until Substantial Completion of the Premises has occurred). If Substantial Completion of the Premises are not delivered within two hundred ten (210) days of the Estimated Lease Commencement Date (the “Third Outside Date”) (as such Third Outside Date may be extended on a day per day basis due to any Force Majeure Delays and Tenant Delays), then this Lease may be terminated by Tenant by written notice to Landlord sent (if at all) no later than five (5) business days after the Third Outside Date and, if so terminated (i) the Letter of Credit and any amounts prepaid by Tenant to Landlord shall be returned by Landlord to Tenant within thirty (30) days of the termination, and (ii) neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Lease, except with respect to the provisions which expressly survive the expiration or termination of this Lease.

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2.2 Beneficial Occupancy. Subject to (i) this Lease being fully executed, (ii) Tenant providing the Security Deposit and first month’s Base Rent as required in this Lease, (iii) Tenant providing Landlord with insurance certificates evidencing the insurance required to be maintained by Tenant hereunder, and (iv) Tenant not interfering with the Tenant Improvements, Tenant may occupy the Premises on the date of the full execution of this Lease by Landlord and Tenant for the purpose of Tenant installing furniture, fixtures and equipment in the Premises and, to the extent allowed under applicable laws, for the conduct of Tenant’s business therein. Tenant acknowledges and agrees that any such occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of this Lease, excluding only the covenant to pay Base Rent and Additional Rent (until the occurrence of the Lease Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability, other than to the extent caused by the gross negligence or willful misconduct or Landlord or Landlord’s agents, employees or contractors. Tenant shall be liable to Landlord for any damage to any portion of the Premises caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services (other than for the normal operation of the Premises for Tenant’s business pursuant to this Section), Tenant shall reimburse Landlord for such extra costs within thirty (30) days after receipt of an invoice therefor, and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. Tenant’s indemnity obligations in Article 10 shall apply to Tenant’s early occupancy of the Premises.

ARTICLE 3

BASE RENT

Commencing on the Rent Commencement Date, Tenant shall pay, without notice or demand, to Landlord at the address set forth in Section 3 of the Summary, or at such other address of which Landlord may from time to time notify Tenant, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction other than as provided in this Lease. Tenant shall have the right to pay Rent by ACH or wire. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an amount equal to the Base Rent payable by Tenant for the Premises for the first (1st) full month following the Rent Commencement Date (and following the prorated Base Rent period for the first full calendar month of the Lease Term (i.e., $68,210.00). If any rental payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month, or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month that falls within the Lease Term bears to the total number of days in such calendar month. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, Tenant shall, commencing on the Lease Commencement Date, pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses; plus (ii) Tenant’s Share of the annual Tax Expenses; plus (iii) Tenant’s Share of the annual Utilities Costs. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 with respect to the Lease Term shall survive the expiration of the Lease Term.

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4.2 Definitions. As used in this Article 4, the following terms have the meanings hereinafter set forth:

4.2.1 “Calendar Year” means each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Year” means each Calendar Year.

4.2.3 “Operating Expenses” means all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the management, maintenance, repair, replacement (with capital replacements being amortized over their useful life as provided below), restoration or operation (but not the initial development or construction, or the costs of maintaining Landlord as a business entity, and with the costs resulting from any casualty or taking to be handled in accordance with Article 11 or 12 of this Lease, as applicable) of the common areas of the Project available for the use and enjoyment of Tenant, except as set forth herein, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility, fire, life safety, lab, mechanical, sanitary and storm drainage and elevator systems, the central plant, and all other Systems and Equipment (as defined in Section 4.2.4 below)serving the Project, and the cost of supplies and equipment, and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which are directly related to Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program required by applicable law and exclusively serving the Project; (iii) the cost of insurance carried by Landlord, in such commercially reasonable amounts and with such other commercially reasonable terms as Landlord may reasonably determine or as may be reasonably required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including reasonable consulting fees, legal fees and accounting fees but not including fees related to the maintenance of the Landlord entity or any Landlord entity accounting with respect thereto) incurred in connection with the management, operation, repair and maintenance of the Project; (v) any equipment rental agreements or management agreements (including the cost of any management fee (to be equal to three percent (3%) of Tenant’s then annual Base Rent), but excluding the rental of any office space provided thereunder)); (vi) costs of operating common area amenities in and/or serving the Project and the wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project at or below the level of property manager (with the Building engineer being below the level of property manager), and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any recorded easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (viii) the cost of janitorial service, trash removal (provided, however, Operating Expenses shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Building and/or the Project, or the cost of replacing light bulbs, lamps, starters and ballasts for lighting fixtures in the Premises and the premises of other tenants in the Building and/or the Project to the extent such services are directly provided or paid for by Tenant (with respect to the Premises only) pursuant to Section 6.6 below) or by other tenants; alarm and security service, if any; window cleaning; replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities; maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (x) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project or which are otherwise permitted hereunder, (II) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation taking effect after the Lease Commencement Date, (III) which are Conservation Costs (as defined below) or (IV) which are for costs incurred by Landlord for Landlord’s maintenance, repair and replacement obligations under this Lease (collectively, “Permitted Capital Costs”); provided, however, that if any such cost described in (I), (II) (III) or (IV) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) according to the useful life of such item based upon generally accepted accounting principles and only the amortized portion shall be included in Operating Expenses in any Expense Year; and (xi) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building and/or Project, including, without limitation, in

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connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”)

Landlord shall have the right, from time to time, to reasonably and equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between the Building and among different tenants of the Project (the “Cost Pools”). Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under recorded covenants, conditions and restrictions affecting the Project. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools.

Notwithstanding the foregoing, Operating Expenses shall not include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space, or for relocating tenants; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project or of any applicable laws, governmental rules or regulations, ordinances, or codes; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.3, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Project; (F) Utilities Costs; (G) Tax Expenses; (H) capital costs apart from Permitted Capital Costs; (I) costs incurred for capital improvements to reduce Operating Expenses above the amount reasonably anticipated by Landlord to be saved as the result of such capital improvements; (J) costs incurred to remove any Hazardous Materials from either the Project or the Premises, and any subsequent remediation costs and costs of contesting related claims, fines or other penalties; (K) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, trust or other entity, such as trustee’s fees, annual fees, partnership expenses, and legal and accounting fees (other than with respect to Building operations); (L) Landlord’s general overhead expenses; (M) costs and expenses resulting from the negligence or willful misconduct of Landlord or its employees, contractors or agents; (N) interest or amortization on any mortgages; (O) rental on ground leases or other underlying leases; (P) costs of any item for which Landlord is paid or reimbursed by insurance or other payment; (Q) increased insurance or Tax Expenses assessed specifically to any other tenant of the Building; (R) other than maintenance costs, any cost of acquiring sculptures, paintings and other objects of art, or for the painting or decorating of any interior parts of the Building or the Project other than common areas; (S) costs of advertising, public relations and promotional costs associated with the promotion or leasing of the Building, and costs of signs in or on the Building identifying the Landlord or any other tenant of the Building; (T) costs incurred to remedy violations of applicable laws by the Premises, Building and/or Project which existed as of the Lease Commencement Date and did not result from Tenant’s particular use of or alteration to the Premises; (U) the cost of correcting defects in the construction of the Building/Project or in Building/Project equipment; (V) the cost of overtime or other expense to Landlord due to Landlord’s defaults or incurred while performing work expressly provided in this Lease to be borne at Landlord’s expense; (W) allowances, concessions, permits, licenses, inspections, and other costs and expenses incurred in completing, fixturing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building, or constructing or finishing demising walls and public corridors with respect to any such space, whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter; (X) reserve funds for the Project; (Y) political and charitable contributions; (Z) costs of installing specialty services, including (without limitation) daycare and cafeteria services; (AA) depreciation or (BB) costs of disputes between Landlord and (i) its employees, (ii) Project management or (iii) other tenants or occupants of the Project; (CC) charges for electricity, water or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties; (DD) cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours; (EE) cost of any work or service performed on an extra cost basis for any tenant in the Building or the Project to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants; (FF) cost of any work or services performed for any facility other than the Building or Project, (GG) cost of initial cleaning and rubbish removal from the Building or

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the Project to be performed before final completion of the Building or any tenant space; (HH) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased; (II) late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions; (JJ) taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.); (KK) any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee permitted hereby; (LL) costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions; and (MM) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of this Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Project or their respective premises.

Operating Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities or services in connection with the prudent operation of the Building or Project. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. Landlord shall use its good faith, commercially reasonable efforts to effect an equitable proration of bills for services rendered to the Building or Project and to any other property owned by Landlord or an affiliate of Landlord. In the event there exists a conflict as to an expense which is specified to be included in Operating Expenses and is also specified to be excluded from Operating Expenses within the above list, the exclusions listed above shall prevail and the expenses shall be deemed excluded. Landlord shall not recover more than 100% of the Operating Expenses actually incurred by Landlord in any Expense Year.

4.2.4 “Systems and Equipment” means any plant (including any central plant), machinery, transformers, duct work, cable, wires, and other equipment, facilities and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, lab, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

4.2.5 Except as set forth herein, “Tax Expenses” means all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges, payments in lieu of taxes, or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments (limited to the amount of the relevant installment (plus any interest thereon, other than penalty interest payable) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined), transit assessments, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. Notwithstanding the foregoing, Tax Expenses shall be reduced by any tax abatements, exemptions, credits or incentives applicable to the Project.

4.2.5.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project (but exclusive of income or similar taxes);

(ii) Intentionally omitted;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

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(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.5.2 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses; (iii) any items paid by Tenant under Section 4.3.3 below; (iv) any business professional, occupational and license taxes; and (v) increased taxes due to improvements for other occupants of the Project or which are otherwise not available for Tenant’s use.

Landlord shall not include in taxes any interest or penalties incurred by Landlord by reason of Landlord’s failure to pay in a timely manner any real property taxes and assessments. Landlord shall use its good faith, commercially reasonable efforts to effect an equitable proration of Tax Expenses on the Project and any other property owned by Landlord or an affiliate of Landlord. Landlord shall not recover more than 100% of the Tax Expenses actually incurred by Landlord in any Expense Year. To the extent Landlord determines, in Landlord’s good faith business judgment, that Tax Expenses are excessive, then Landlord shall engage a third-party expert to review and/or appeal Tax Expenses that appear to be excessive.

4.2.6 “Tenant’s Share” means the percentage set forth in Section 9 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9 of the Summary), and stating such amount as a percentage. Tenant’s Share shall not be increased throughout the Lease Term unless Tenant leases additional space in the Project.

4.2.7 “Utilities Costs” means all actual charges (without mark-up) for utilities for common areas of the Building and the Project (including utilities for the additional buildings, if any, added to the Project during the period of time the same are included by Landlord within the Project) which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities, including any lab utilities and central plant utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company), as well as related fees, assessments, measurement meters and devices, and surcharges. Utilities Costs shall include any costs of utilities which are reasonably and equitably allocated to the Project under any recorded declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project.

4.2.8 Notwithstanding anything in this Lease to the contrary, if any of (x) the Building and (y) any additional buildings added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses, Tax Expenses and Utilities Costs for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses, Tax Expenses and Utilities Costs, as applicable, that would have been paid had the Building and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses, Tax Expenses and Utilities Costs, as applicable, for such year or applicable portion thereof.

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4.3 Calculation and Payment of Additional Rent.

4.3.1 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs, and Payment by Tenant. Landlord shall give to Tenant on or before the first (1st) day of April following the end of each Expense Year (or as soon thereafter as reasonably possible), a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate therein Tenant’s Share thereof. Within thirty (30) days after Tenant’s receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Expenses as defined in and pursuant to Section 4.3.2 below. If any Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then Landlord shall, at Landlord’s option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease. Subject to Section 4.3.2 below, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant has overpaid and/or underpaid Tenant’s Share of the Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then within thirty (30) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be. Tenant’s failure to object any Statement within one hundred (120) days after Tenant’s receipt thereof shall constitute Tenant’s irrevocable waiver to object to the same, subject to Tenant’s rights in Section 4.6 below. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of the total amount of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs for the then-current Expense Year, and which shall indicate therein Tenant’s Share thereof (the “Estimated Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Expenses under this Article 4; provided, however, Landlord shall have no right to include in any Statement or collect from Tenant any amounts not billed within twelve (12) months after the occurrence of the same (“Cutoff Date”), except that Tenant shall be responsible for Tenant’s Share of any Tax Expenses levied by any governmental authority or by any public utility company at any time following the applicable Cutoff Date which are attributable to any Calendar Year (or portion thereof) occurring prior to such Cutoff Date and within the Lease Term, so long as Landlord delivers to Tenant a bill and supplemental statement for such amounts within thirty (30) days following Landlord’s receipt of the applicable bill therefor. Following Landlord’s delivery of the Estimate Statement for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, one-twelfth (1/12) of the Estimated Expenses for the then-current Expense Year (but in no event less than thirty (30) days after, and reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2). Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.3 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding such taxes or assessments excluded by the terms of Section 4.2.5.2 above, whether or not now customary or within the contemplation of the parties hereto, when said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as reasonably determined by Landlord, regardless of whether title to such improvements shall be vested in Tenant or Landlord.

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4.4 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees actually and reasonably incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. Notwithstanding the foregoing, Tenant shall have no obligation to pay such late fee for the first late payment in any twelve (12) month period, provided that such amount is paid within ten (10) business days after the due date therefor (and provided that Landlord has provided to Tenant notice of such late payment within five (5) business days after the date thereof). The late charge shall be deemed Additional Rent, and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity, and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution reasonably selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate) plus two percent (2%) or (ii) the highest rate permitted by applicable law, provided that Tenant shall have no obligation to pay interest for the first late payment in any twelve (12) month period.

4.5 Audit Rights. No more than one time per calendar year during the Lease Term, Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees or agents inspect, during normal business hours, Landlord’s books, records and supporting documents concerning the Operating Expenses, Tax Expenses and Utilities Costs set forth in any Statement delivered by Landlord to Tenant for a particular Expense Year pursuant to Section 4.3.1 above; provided, however, Tenant shall have no right to conduct such inspection or object to or otherwise dispute the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in any such Statement, unless Tenant notifies Landlord of such inspection objection and dispute, completes such inspection within nine (9) months immediately following Landlord’s delivery of a Statement and the books, records and supporting documents related thereto requested by Tenant in Tenant’s audit notice (the “Review Period”); provided, further, that notwithstanding any such timely inspection, objection, dispute, and/or audit, and as a condition precedent to Tenant’s exercise of its right of inspection, objection, dispute, and/or audit as set forth in this Section 4.6, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 4 in accordance with such Statement. However, such payment may be made under protest pending the outcome of any audit. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord’s operation and management of the Project. If after such inspection and/or request for documentation, Tenant disputes the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in the Statement, Tenant shall have the right, but not the obligation, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the “Accountant”) to complete an audit of Landlord’s books and records to determine the proper amount of the Operating Expenses, Tax Expenses and Utilities Costs incurred and amounts payable by Tenant for the Expense Year which is the subject of such Statement. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the “Big 4” or a regionally respected accounting firm mutually agreeable to Landlord and Tenant, which is not paid on a contingency basis and is not, and has not been, otherwise employed or retained by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord’s original Statement which was the subject of such audit was in error to Tenant’s disadvantage by five percent (5%) or more of the total Operating Expenses, Tax Expenses and Utilities Costs which was the subject of the audit (in which case Landlord shall pay the cost of such audit). The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning the correctness of any Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection shall be conclusively deemed Tenant’s approval of the Statement in question and the amount of Operating Expenses, Tax Expenses and Utilities Costs shown thereon. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.6, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants and the Accountant to keep, all of Landlord’s books and records, the audit, and all information pertaining thereto and the results thereof, strictly confidential.

4896-8192-6017.7 374622.00001	-12-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

4.6 Capped Expenses. Notwithstanding anything contained herein to the contrary, and commencing with the 2027 Expense Year, for purposes of calculating the amount payable by Tenant under this Article 4 during the Lease Term, Tenant’s Share of Operating Expenses for any Expense Year during the Lease Term (after the 2026 Expense Year), with the exception of Uncontrollable Expenses (defined below), shall not exceed one hundred four percent (104%) of the Operating Expenses for the immediately preceding Expense Year. “Uncontrollable Expenses” means Utilities Costs, Tax Expenses, extreme weather-related items, insurance (except to the extent the increased cost is due to another tenant’s specific use of its leased premises or its other activities on or about the Project), and janitorial and security costs to the extent based on prevailing wage laws.

ARTICLE 5

USE OF PREMISES; HAZARDOUS MATERIALS; ODORS AND EXHAUST

5.1 Use. Tenant shall use the Premises solely for purposes consistent with the character of the Project as a first-class biotechnology project, including general office, laboratory, and research and development uses, and legally permitted ancillary uses to the extent consistent with the first-class nature of the Building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not use, or suffer or permit any person or persons to use the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D attached hereto, or in violation of the laws of the United States of America, the Commonwealth in which the Project is located, or the ordinances, orders, permits, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases now or hereafter affecting the Project, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not modify Tenant’s rights or obligations hereunder; and provided, further, that, if there is a conflict between the body of this Lease and the Rules and Regulations, the terms of the body of this Lease shall control.

5.2 Hazardous Materials.

5.2.1 Definitions: As used in this Lease, the following terms have the following meanings:

(a) “Environmental Law” means any present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder relating to (i) the environment, human health, or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (ii) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b) “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law.

(c) “Hazardous Materials” means and includes any hazardous or toxic materials, substances or wastes now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum -based products, urea formaldehyde foam insulation, polychlorinated biphenyls, freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent,” “mixed waste,” or other waste under Massachusetts General Laws, Chapters 21C and 21E.

(d) “Release” means, with respect to any Hazardous Materials, any release, deposit, discharge, emission, leak, pumping, leaching, spill, seeping, migration, injection, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

4896-8192-6017.7 374622.00001	-13-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

5.2.2 Tenant’s Obligations – Environmental Permits. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises (but, with respect to the Premises, only to the extent that Tenant’s specific use or occupancy of the Premises results in an Environmental Permit being required by applicable laws) and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises (but, with respect to the Premises, only to the extent that Tenant’s peculiar use or occupancy of the Premises results in an Environmental Permit being required by applicable laws).

5.2.3 Tenant’s Obligations – Hazardous Materials. Except as expressly permitted herein, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Property by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees, without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Landlord acknowledges that it is not the intent of this Section 5.2 to prohibit Tenant from operating its business for the uses permitted hereunder. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials in the Premises or placed at the Project by Tenant or Tenant’s employees, agents, contractors or invitees is monitored in accordance with applicable Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant has delivered to Landlord a list identifying each type of Hazardous Material to be present at the Premises, and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Premises (the “Hazardous Materials List”). Landlord hereby approves of such initial Hazardous Material List, and represents to Tenant that the Premises contain sufficient space to safely and properly store the materials on the initial Hazardous Materials List. Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Lease Commencement Date, and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Lease Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any governmental authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of applicable Environmental Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks. For each type of Hazardous Material listed, the Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by any Tenant Party(ies) or Tenant’s contractors or invitees during the Term of this Lease. Notwithstanding the provisions of Article 14, if (a) Tenant has been required by any prior landlord, lender or governmental authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant is subject to a material enforcement order issued by any governmental authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such material enforcement order involving a proposed transferee, assignee or sublessee).

4896-8192-6017.7 374622.00001	-14-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

5.2.4 Landlord’s Right to Conduct Environmental Assessment. At any time during the Lease Term, Landlord shall have the right, at Landlord’s sole cost and expense (and not as part of Operating Expenses), to conduct an environmental assessment of the Premises (as well as any other areas in, on or about the Project that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws, or under conditions constituting or likely to constitute a Release of Hazardous Materials. Such assessment shall be at Tenant’s expense only if the Affected Areas do contain Hazardous Materials in violation of applicable Environmental Laws. Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with, at Tenant’s sole cost and expense to the extent the Affected Areas do contain Hazardous Materials in violation of applicable Environmental Laws, any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report). Such right to conduct such environmental assessment shall not be exercised more than once per calendar year unless Tenant is in default under this Section 5.2 beyond applicable notice and cure periods.

5.2.5 Tenant’s Obligations to Perform Corrective Action. If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 5.2.4 indicates there has been a Release on, under or emanating from the Premises and the Affected Areas caused by any Tenant Party(ies) or Tenant’s contractors or invitees that require investigation and/or active response action, including, without limitation, active or passive remediation and monitoring, or any combination of these activities (“Corrective Action”), Tenant shall promptly undertake Corrective Action with respect to contamination if and to the extent required by Environmental Laws or the governmental authority exercising jurisdiction over the matter. Any Corrective Action required to be performed by Tenant will be performed with Landlord’s prior written approval (not to be unreasonably withheld, condition or delayed) and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm and licensed site professional (all reasonably acceptable to Landlord). Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Project (provided, however, that any Corrective Action performed after the expiration or earlier termination of this Lease shall be subject to the access fee provisions set forth below). If Tenant undertakes or continues Corrective Action after the expiration or earlier termination of this Lease, Landlord, upon being given forty-eight (48) hours’ advance notice, may, in Landlord’s sole discretion, elect (without limiting any of Landlord’s other rights and remedies under this Lease, at law and/or in equity) to provide, at an “access fee” equal to one hundred twenty-five percent (125%) of the Monthly Rent in effect for the last month immediately preceding the expiration or earlier termination of this Lease on a per diem basis, plus all other sums due under this Lease, access to the Premises, the Building and the Project as may be requested by Tenant, the licensed site professional overseeing the Corrective Action, and any other consultants to accomplish the Corrective Action. Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s approval. Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Project. Landlord shall provide access until Tenant delivers evidence reasonably satisfactory to Landlord that Tenant’s Corrective Action activities on the Premises and the Affected Areas satisfy applicable Environmental Laws. It shall be reasonable for Landlord to require Tenant to deliver all final reports prepared by the licensed site professional filed with applicable governmental agencies indicating that no further Corrective Action is needed under any applicable laws and regulations, including, without limitation, the Massachusetts Contingency Plan. Tenant agrees to install, at Tenant’s sole cost and expense, temporary screening around its remediation equipment so as to reasonably protect the aesthetic appeal of the Premises, the Building and the Project. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Project), in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises, the Building and the Project to a subsequent user.

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5.2.6 Tenant’s Duty to Notify Landlord Regarding Releases. Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Lease Term caused by any Tenant Party(ies) or Tenant’s contractors or invitees.

5.2.7 Tenant’s Environmental Indemnity. To the fullest extent permitted by law, Tenant agrees to indemnify, protect, defend and hold harmless the Landlord Parties from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, and reasonable expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project in violation of Environmental Laws or this Lease that are caused by any Tenant Party(ies) or Tenant’s contractors or invitees during the Lease Term; provided that Tenant’s indemnity obligation shall not extend to (A) any matter above knowingly and negligently caused or exacerbated by any Landlord Party(ies) or Landlord’s property manager, contractors or invitees and (B) loss of business, loss of profits or other consequential damages which may be suffered by any Landlord Parties or Landlord’s property manager, contractors or invitees.

5.2.8 Intentionally Omitted.

5.2.9 Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

5.2.10 Limitations on Tenant’s Obligations. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no liability in connection with any Hazardous Materials (i) in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third party other than any Tenant Party(ies) or Tenant’s contractors or invitees or (ii) which may migrate into the Premises through air, water or soil, which migration is not caused by any Tenant Party(ies) or Tenant’s contractors or invitees. Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge, the Project is free of Hazardous Materials in violation of Applicable Laws as of the Effective Date.

5.2.11 Landlord’s Environmental Indemnity. To the fullest extent permitted by law, Landlord agrees to indemnify, protect, defend and hold harmless Tenant and Tenant’s members, officers, directors, employees, agents, successors and assigns (collectively, and together with Tenant, the “Tenant Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, and reasonable expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees and court costs) which arise or result from the presence of Hazardous Materials as described in Subsections 5.2.10(i) and (ii); provided that Landlord’s indemnity obligation shall not extend to (A) any matter above knowingly and negligently caused or exacerbated by any Tenant Party(ies) or Tenant’s contractors or invitees and (B) loss of business, loss of profits or other consequential damages which may be suffered by any Tenant Parties.

5.2.12 Odors and Exhaust. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any noxious odors or fumes of any kind from the Premises.

4896-8192-6017.7 374622.00001	-16-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) capacity to the Premises for normal office and lab use in the Premises on a 24/7 basis, and shall maintain temperatures in the Premises customary for office and lab use.

6.1.2 Landlord shall provide adequate electrical wiring and facilities for power for the Premises. Landlord shall designate the electricity utility provider from time to time. Landlord shall provide electricity for the Common Areas.

6.1.3 Landlord shall provide nonexclusive automatic passenger and freight elevator service at all times.

6.1.4 Landlord shall provide hot and cold water in the Common Areas and Premises for lavatory, drinking, laboratory and landscaping purposes. Tenant shall pay Tenant’s Share of such costs related to common areas, and shall pay the cost of water provided to the Premises as Additional Rent.

6.1.5 Landlord shall provide gas to the Premises. The cost of any gas used by Tenant shall be paid by Tenant as Additional Rent.

6.1.6 Landlord shall provide for snow and ice removal throughout the Project.

6.1.7 Landlord shall provide property management services and security systems and services consistent with those of first-class biotechnology projects. Landlord shall in no case be liable for personal injury or property damage for any failure of any such security system and/or security service.

6.1.8 Landlord shall provide maintenance for the Parking Areas and the grounds of the Project consistent with those of first-class biotechnology projects.

6.1.9 Landlord shall provide a dumpster and/or compactor at the loading dock for the disposal of non-hazardous, non-controlled substances.

6.1.10 Landlord shall provide and maintain life safety systems, including (without limitation) fire alarm and sprinkler systems in accordance with applicable laws.

6.2 Overstandard Tenant Use. Tenant shall not overload the Systems and Equipment serving the Building, provided that in no event shall Tenant be prohibited from using Tenant’s Share of the Systems and Equipment.

6.3 Utilities. Commencing on the Lease Commencement Date, Tenant shall pay (without mark-up by Landlord) for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications, and other utilities supplied to the Premises, together with any third party fees or surcharges and taxes thereon. If any such utility is not separately metered or submetered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and purchase, install and monitor such metering equipment, which cost shall be paid by Landlord. To the extent that Landlord can demonstrate that Tenant consistently and materially uses more than Tenant’s Share of any unmetered utilities, then Tenant shall pay Landlord Tenant’s Share of Operating Expenses to reflect such excess.

4896-8192-6017.7 374622.00001	-17-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

6.4 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including, but not limited to, any central plant or other lab system, telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control (but not as a result of the gross negligence or willful misconduct of Landlord or its employees, agents or contractors); and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, subject to Section 6.10 below, relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property (including scientific research and any intellectual property) or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.5 Intentionally Omitted.

6.6 Janitorial Service. Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a manner consistent with the first-class nature of the Building and Project. Such services to be provided by Tenant shall be performed by contractors approved by Landlord (not to be unreasonably withheld, conditioned or delayed). Tenant shall deposit trash as reasonably required in the area designated by Landlord from time to time. In the event Tenant fails to provide any of the services described in this Section 6.6 within five (5) business days after receipt of notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any third party charge or cost incurred by Landlord in connection therewith (without mark-up) shall be deemed Additional Rent due and payable by Tenant within thirty (30) days by Tenant of a written statement of cost from Landlord.

6.7 Energy Statements. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord no more than once in any twelve (12)-month period during the Lease Term within thirty (30) days after Landlord’s written request from Tenant (a) any invoices or statements for such utilities, (b) any other utility usage information reasonably requested by Landlord, and (c) an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report) for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for twelve (12) months. Tenant acknowledges that any utility information for the Premises may be shared with third parties, including Landlord’s consultants (subject to an agreement to keep such information confidential) and governmental authorities, provided that Landlord shall not include Tenant’s identity and shall only share such information when aggregated with all other tenant at the Project.

6.8 Landlord’s Emergency Generator. Tenant shall have the non-exclusive right to draw Tenant’s Share of power from the emergency generator serving the Building (“Generator”) at all times when the emergency generator is in emergency operation. Landlord shall maintain in good working order and condition a Generator or, if necessary, a replacement generator throughout the Lease Term.

6.9 pH Neutralization and Vacuum Systems. Landlord shall provide and Tenant shall have the non-exclusive right, in common with other tenants, to connect to and use (i) the pH neutralization system and risers ( the “pH System”) and the vacuum system (“Vacuum System”) (collectively, the “Systems”) located at the Building subject to the following conditions:

6.9.1 Tenant’s use of the Systems shall be at Tenant’s sole risk to the extent permitted pursuant to applicable laws (Landlord making no representation or warranty regarding the sufficiency of the Systems for Tenant’s use);

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6.9.2 Tenant’s use of the Systems shall be undertaken by Tenant in compliance with all applicable laws, including Environmental Laws, and Tenant shall obtain any and all permits required in connection with Tenant’s use;

6.9.3 All costs pertaining to the Systems shall be the responsibility of Landlord and included in the Operating Expenses, including, but not limited to, the MWRA permits associated with the pH System. Tenant shall reasonably cooperate with Landlord in connection with notification requirements pertaining to the MWRA. Tenant’s use of the Systems shall not exceed Tenant’s Share of the capacity available to tenants of the Building; and

6.9.4 Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there are no warranties of any kind, whether express or implied, made by Landlord or otherwise with respect to the Systems, and Tenant disclaims any and all such warranties.

6.10 Abatement of Rent When Tenant Is Prevented from Using Premises. In the event that Tenant is prevented from using, and does not use the Premises or any portion thereof for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any failure by Landlord to provide to the Premises any of the facilities for essential utilities and services required to be provided in Section 6.1 above, or (ii) any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date and required to be performed by Landlord under this Lease, or (iii) any failure by Landlord to provide access to the Premises or (iv) Landlord’s Construction (as defined in Section 24.30 below) or (v) Landlord’s gross negligence or willful misconduct, then Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant no longer is prevented from using, and does not use the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement if the failures described above are within Landlord’s reasonable control and are not caused by Tenant’s negligence or willful misconduct or violation of this Lease. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11 or a taking pursuant to Article 12, any Rent abatement shall be governed by the provisions of those Articles, as applicable.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the interior, non-structural portions of the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the interior, non-structural portions of the Premises, and replace or repair all damaged or broken fixtures and appurtenances (except that Tenant shall have no responsibility to replace the Premises Systems (as defined below), the cost of which shall be borne by Landlord and passed through to Tenant as a part of Operating Expenses in accordance with Section 4.2.3), with all portions of the HVAC, electrical, mechanical, plumbing, life safety and lab systems from the point that such systems solely serves the Premises and all portions of all fume hoods and other exhaust systems (all such systems collectively being referred to as the “Premises Systems”) in substantially the same condition as on the Lease Commencement Date, reasonable wear and tear, casualty, condemnation, and repairs which are specifically made the responsibility of Landlord under this Lease excepted. Except as expressly set forth in this Lease, Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the non-structural portions of the Premises, the improvements located therein, or the equipment therein, all of which obligations shall be the expense of Tenant, except to the extent of the negligence or willful misconduct of any Landlord Party(ies) or Landlord’s property manager, contractors or invitees. Tenant’s maintenance of the Premises Systems shall comply with the manufacturers’ recommended operating and maintenance procedures. Tenant shall enter into and pay for commercially reasonable maintenance contracts (which may require that any third party contractor provide Landlord with evidence of insurance as required by Landlord) for the Premises Systems in accordance with the manufacturers’ recommended operating and maintenance procedures. Such maintenance contracts shall be with reputable contractors, satisfactory to Landlord in its commercially reasonable discretion, who shall have not less than five (5) years of experience in maintaining such systems in biotechnical facilities. Upon Landlord’s request, Tenant shall provide final

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maintenance reports from any such contractors. Notwithstanding the foregoing, if Tenant fails to make such repairs, Landlord may, but need not make such repairs and replacements, and Tenant shall pay Landlord the actual and reasonable cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building, but in no event to exceed three percent (3%) of hard costs) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements upon being billed for same. In addition, Landlord reserves the right, upon reasonable prior written notice to Tenant, to reasonably procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the actual and reasonable costs thereof, such costs not to be in excess of market rates. Notwithstanding anything to the contrary contained herein, to the extent maintenance, repairs, or replacements in the Premises are required due to the act, neglect, fault or omission of any duty by any Landlord Party(ies) or Landlord’s property manager, contractors or invitees, Landlord shall be solely responsible for the costs of the same and shall promptly pay such costs to Tenant upon receipt of an invoice therefor; and Landlord shall have no right or obligation to service or maintain any personal property or trade fixtures in the Premises owned by Tenant.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall, as a part of Operating Expenses (to the extent permitted in this Lease) and in a manner consistent with the repair and maintenance standards employed by other institutional life science landlords in the general vicinity of the Building, promptly repair and maintain the exterior and structural portions of the Building (even if located within the Premises), including the Common Areas, and Systems and Equipment serving the Building and not located in the Premises, and shall maintain a clean and neat condition of the Common Areas and the Project so as to keep the Project in a first-class condition; provided, however, that, to the extent the need for such maintenance and repairs are caused by the gross negligence or willful misconduct of any Tenant Party(ies) or Tenant’s contractors or invitees, Tenant shall pay directly to Landlord as Additional Rent the reasonable cost of such maintenance and repairs (without mark-up). Without limiting the generality of the foregoing, in no event shall Landlord have any obligations regarding Tenant’s equipment in the Premises. Subject to Section 6.10 above, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein in accordance with this Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees, agents, contractors or invitees; provided, however, in no event shall Landlord be liable for any loss of business, loss of profits or other consequential damages which may be suffered by Tenant.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises, other than de minimis or cosmetic alterations which are not Prohibited Alterations (defined below) and do not require a building permit costing less than Fifty Thousand Dollars ($50,000.00) for any one (1) job (collectively, the “Alterations”), without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord; provided, however, that Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises (collectively, “Prohibited Alterations”). Tenant shall perform and pay for the Alterations, and shall pay to Landlord a Landlord supervision fee of two and one-half percent (2.5%) of the hard costs of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, such commercially reasonable requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, that Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in compliance

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with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance, pursuant to a valid building permit issued by the city in which the Building is located, and in conformance with Landlord’s commercially reasonable construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit, except during the period of work. Tenant shall use commercially reasonable efforts to cause all Alterations to be performed in such manner as not to unreasonably obstruct access by any person to the Building or Project or the common areas, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in a commercially reasonable amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Substantial Completion pursuant to Massachusetts General Laws, Chapter 254, Section 2A to be executed by Tenant and its contractor and recorded with the Suffolk County Registry of Deeds and filed with the Suffolk County District, if applicable, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, if applicable, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. Tenant may place any Alterations, improvements, fixtures and/or equipment in or about the Premises (including, but not limited to, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits) at its sole cost. Upon the expiration or early termination of the Lease Term, at Landlord’s election in its sole discretion, any Alterations shall become the property of Landlord. Furthermore, Landlord may require, by providing written notice at the time such Alterations, are approved by Landlord, that Tenant remove such Alterations upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair by the end of the Lease Term, Landlord may do so and may charge the actual and reasonable cost thereof to Tenant. Notwithstanding any other provision of this Article 8 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

8.4 Wi-Fi Network. Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications networks (“Wi-Fi Network”) in the Premises for use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8). Landlord hereby consents to Tenant’s installation of a Wi-Fi Network. Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease, but shall not be required to remove any wires located within the walls of the Premises. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project. Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than ten (10) business days following such occurrence to correct such interference. If such interference continues after such ten (10) business day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and Project and to telecommunication service providers, who shall all be subject to the same conditions and restrictions as Tenant that are contained in this Section. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and (ii) pay for all necessary repairs to, or replacements or maintenance of the Wi-Fi Network.

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ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law, or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services performed for or materials furnished to Tenant and, in case of any such lien attaching or notice of any lien, including without limitation any Notice of Contract pursuant to Massachusetts General Laws Chapter 254, Sections 2, 2C, 2D or 4, Tenant shall take all actions necessary to bond over such lien. If any such action has not been taken by Tenant within twenty (20) days after Landlord notifies Tenant of the existence of such lien or notice, then Landlord may, at its option, take all action reasonably necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within ten (10) business days. In the event that Tenant leases or finances the acquisition of equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, any Uniform Commercial Code financing statement shall not, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within twenty (20) days after filing such financing statement, cause Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in or on the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person in, on or about the Premises, the Building and the Project; provided, however, that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to personal property or scientific research or intellectual property, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, malfunctioning lab systems including any malfunction of the central plant systems, roof leaks or stoppages of lines), except to the extent caused by the negligence or willful misconduct of any Landlord Party(ies) or Landlord’s property manager, contractors or invitees. Tenant further waives any claim against Landlord for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described above.

Except as resulting from the negligence or misconduct of Tenant and its agents, employees, or contractors, Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all damage, claim, liability, cost or expense (including, without limitation, reasonable attorneys’ fees, but excluding loss of business, loss of profits or other consequential damages) of every kind and nature arising from any injury or damage to any persons, property or business incurred by or claimed against Tenant arising from any act or omission of any Landlord Party(ies) or Landlord’s property manager, contractors or invitees, or from Landlord’s or its agents’ or employees’ (i) ownership, management or control of the Building or Project or (ii) breach of Landlord’s obligations under this Lease.

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10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all reasonable insurance company requirements pertaining to Tenant’s use of the Premises of which Landlord provides Tenant a copy. If Tenant’s conduct or use of the Premises for any use other than those permitted by this Lease causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 above, (and liquor liability coverage if alcoholic beverages are served on the Premises) for limits (which general liability limit can be provided in combination with umbrella excess liability coverage) of liability not less than:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence $3,000,000 annual aggregate
Personal Injury Liability	$2,000,000 each occurrence $3,000,000 annual aggregate

10.3.2 Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy for the full replacement cost value new, without deduction for depreciation of the covered items, and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage, and earthquake sprinkler leakage coverage.

10.3.3 Workers’ compensation insurance as required by law.

10.3.4 Loss of income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants, or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5 Tenant shall carry commercial automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6 Environmental Liability insurance (in form and substance satisfactory to Landlord) with limits of coverage not less than One Million Dollars ($1,000,000.00) combined per occurrence and One Million Dollars ($1,000,000) in the aggregate insuring against any and all liability with respect to the Premises and all areas appurtenant thereto arising out of any death or injury to any person, damage or destruction of any property; other loss, cost or expense resulting from any release, spill, leak or other contamination of the Premises or any other property surrounding the Premises attributable to the presence of Hazardous Materials. Upon Landlord’s reasonable request, Tenant shall also obtain (at Tenant’s sole cost and expense) environmental impairment liability insurance and environmental remediation liability insurance (in form and substance (including limits) acceptable to Landlord). Without limiting the generality of the foregoing, all such environmental liability insurance shall specifically insure the performance by Tenant of the indemnity provisions set forth in this Lease.

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10.3.7 Umbrella Policy. Umbrella and/or Excess Liability Insurance follow form basis in an amount of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate per location. Coverage shall be in excess of Commercial General Liability policies, with such coverage being concurrent with and not more restrictive than the underlying insurance. Such Umbrella policy shall be endorsed to provide primary and non-contributory coverage to Landlord. Tenant hereby expressly agrees that it is the specific intent of the parties that Tenant is required to provide Umbrella coverage, whereby such coverage is vertically exhausted and not subject to any “horizontal exhaustion” rights any insurers issuing such insurance policies may have in regards to any insurance Landlord might carry for its own benefit. The limits of liability can be provided in a combination of a Commercial General Liability policy and an Umbrella policy.

10.3.8 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord and Landlord’s lender as additional insureds; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 above; (iii) be issued by an insurance company having a rating of not less than A-/VII in Best’s Insurance Guide, or which is otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause reasonably acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1, 10.3.2 and 10.3.4 above, have deductible amounts not exceeding Twenty-Five Thousand Dollars ($25,000.00). Tenant shall deliver such policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificates within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, if not remedied by Tenant within five (5) business days following written notice of the same, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within thirty (30) days after delivery of bills therefor, together with supporting documentation.

10.4 Waiver of Subrogation. Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided, however, that the foregoing waiver shall not apply to the extent of Tenant’s or Landlord’s obligation to pay deductibles under any such policies and this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party or its agents, employees, contractors or invitees. The foregoing waiver by Tenant shall also inure to the benefit of Landlord’s management agent for the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty after becoming aware of the same. If the Premises or any common areas of the Building or Project shall be damaged by fire or other casualty, Landlord shall promptly and diligently and subject to all other terms of this Article 11, restore the same. Such restoration shall be to substantially the same condition as prior to the casualty, except for modifications required by zoning and building codes and other laws, or reasonably required by the holder of a mortgage on the Project and/or the Building, or the lessor of a ground or underlying lease with respect to the Building, or any other modifications to the common areas reasonably deemed desirable by Landlord, provided Tenant’s access to and occupancy of the Premises and any common areas shall not be materially impaired, and provided that any such modifications shall not adversely affect Tenant’s use or enjoyment of the Premises or common areas. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease with respect to improvements that constitute fixtures and that Landlord is obligated

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to reconstruct pursuant to this Article, and Landlord shall repair any damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the costs of such repair of such tenant improvements and Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant’s insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage, but only in the event Tenant had not been carrying insurance in the amounts required under this Lease. In connection with such repairs and replacements of any such tenant improvements and Alterations, Tenant shall, prior to Landlord’s commencement of such improvement work, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall reasonably select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding Section 11.1 above, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within twelve (12) months after the date of such damage or (ii) the holder of any mortgage on the Project and/or the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be. Additionally, Tenant shall have the right to terminate this Lease in the event repairs cannot reasonably be substantially completed within twelve (12) months after the date of such damage. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last year of the Lease Term, then, notwithstanding anything contained in this Article 11, either party shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation now or hereafter in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises (though in no event less than twenty-five percent (25%) of the rentable square feet of the Premises), Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose such that Landlord reasonably determines that it is no longer economically feasible to operate the Project, Landlord may terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one

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hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, this Lease shall not terminate, but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises, provided that Tenant’s use and enjoyment of the Premises and the common areas of the Project are not adversely affected by such taking (in which event Tenant may terminate this Lease upon written to notice to Landlord delivered no later than one hundred eighty (180) days after commencement of the taking, in which event the Lease Term shall terminate as of the date of Landlord’s receipt of such notice. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved, and on materially keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises, subject to the terms, covenants, conditions, and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied related thereto.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers,“ and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, (v) a list of Hazardous Materials, certified by the proposed Transferee to be true and correct, that the proposed Transferee intends to use or store in the Premises, and (vi) such other commercially reasonable information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.

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Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall reimburse Landlord for any actual and reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer, not to exceed Two Thousand Five Hundred Dollars ($2,500).

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice, and shall in any event grant or deny its consent within ten (10) business days after receipt of a Transfer Notice and the materials specified in Subsection 14.2(i)-(v). In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not reasonably consistent with the quality of the Building or Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee has a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, that is sufficient (in Landlord’s reasonable, good faith opinion) to meet the obligations of Tenant under the applicable Transfer document; or

14.2.5 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with the proposed Transferee (i) occupies space in the Project at the time of the request for consent and comparable space in the Project is then available for lease, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may, within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that, if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14.

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14.3 Transfer Premium. Except in cases of a Transfer to an Affiliate, if Landlord consents to a Transfer, as a condition thereto (which the parties hereby agree is reasonable), Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” means all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements or improvement allowances to the Premises in connection with the Transfer (but only to the extent any such changes, alterations and improvements are permitted by this Lease), (ii) any reasonable brokerage commissions and attorneys’ fees in connection with the Transfer, or (iii) commercially reasonable inducements or free rent provided to the Transferee (collectively, the “Subleasing Costs”).

14.4 [Intentionally Omitted].

14.5 Effect of Transfer. If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation effecting the Transfer and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.

14.6 Additional Transfers. For purposes of this Lease, but subject to Section 14.7 below, the term “Transfer” also includes (i) if Tenant is a partnership or limited liability company, the withdrawal or change, (voluntary, involuntary or by operation of law) of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter) (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death) within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets or stock of Tenant in one or a series of transactions, (iv) any entity into which Tenant is merged or consolidated, or (v) in connection with any deemed Transfer due to a transfer of shares or membership interests under Section 14.6 above where Tenant remains the tenant under this Lease (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14, and thus no Landlord consent is required, provided that:

14.7.1 Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

14.7.2 Tenant gives Landlord prior written notice (or notice within ten (10) business days after, if required by applicable law or by obligations of confidentiality) of any such assignment or sublease to an Affiliate;

14.7.3 Any such Affiliate (or Tenant, if Tenant is to remain the tenant under this Lease) has, following the effective date of any such assignment or sublease, a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, that is sufficient (in Landlord’s reasonable, good faith opinion) to meet the obligations of Tenant under the applicable transfer document;

14.7.4 Any such assignment or sublease, exclusive of such Transfer as may occur pursuant to Section 14.6, shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord within the timeframe specified in Section 14.7.2, all the obligations of Tenant under this Lease; and

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14.7.5 Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

Notwithstanding anything to the contrary contained in this Lease, none of the following shall constitute a Transfer requiring the consent of Landlord: (i) the sale, transfer, issuance or cancellation of Tenant’s stock or other equity interests in connection with an equity financing, (ii) an initial public offering (or follow on offering, or the sale or transfer of any shares on a nationally recognized stock exchange), (iii) any of the Transfers listed in Sections 14.6 and 14.7.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof shall not effect a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty, condemnation, and repairs which are specifically made the responsibility of Landlord under this Lease excepted. Tenant’s restoration obligations may also include satisfying commercially reasonable procedures regarding the cleaning of any lab systems and sealing any connection points of any such lab systems to the Premises, all at Tenant’s sole cost and expense. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey (in each case for which Tenant is otherwise liable pursuant to this Lease), up to a period of twenty four (24) months. Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with any Tenant Party’s(ies’) activities at the Premises. If any such governmental permits or licenses have been issued and Tenant fails to provide evidence of such closure within ten (10) days after the expiration or earlier termination of this Lease, then, beginning upon the date Landlord provides written notice to Tenant of the same and until Tenant does so, the holdover provisions of Article 16 of this Lease shall apply. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Notwithstanding the foregoing, Tenant shall have no obligation to remove cabling and wiring to the extent the same is clearly labeled and neatly bundled. Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease for a period of twenty‑four (24) months.

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ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall, to the extent permitted by applicable law, protect, defend, indemnify and hold Landlord harmless from all losses, costs (including reasonable attorneys’ fees) and liabilities resulting from such failure, including, without limiting the generality of the foregoing, any lost profits to Landlord resulting therefrom for any holdover lasting longer than ninety (90) days.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the commercially reasonable form as may be required by any existing or prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other commercially reasonable and factual information reasonably requested by Landlord or Landlord’s mortgagee or Landlord’s prospective mortgagees. Upon request from time to time, but not more than once annually, except in the event of a sale, financing or refinancing of the Building by Landlord, Tenant agrees to provide to Landlord, within ten (10) business days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement; provided, however, that the foregoing financial statements requirements shall not apply if and for so long as Tenant is a publicly traded company. If any guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements of the guarantor in a form consistent with the foregoing criteria. Landlord hereby agrees to provide to tenant an estoppel certificate signed by Landlord, containing the same types of information, and within the same period of time, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than from Tenant to Landlord or a lender of Landlord.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto; provided, however, that Tenant’s obligation to subordinate this Lease to any future ground Lessor, or the liens of any future mortgages or trust deeds shall be conditioned on Tenant receiving an SNDA (as defined below). Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to

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evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use good faith efforts to obtain a non-disturbance, subordination and attornment agreement (“SNDA”) from Landlord’s then current lender on such lender’s then current standard form of agreement; provided, however, that Landlord’s failure to obtain such SNDA shall not affect Tenant’s obligations under this Lease.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant (an “Event of Default”):

19.1.1 Any failure by Tenant to pay any Rent, Additional Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after receiving written notice from Landlord that the same is past due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant (other than the payment of Rent or Additional Rent), where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Any absence by Tenant from the Premises for thirty (30) days or longer while an Event of Default has occurred and is continuing; provided, however, that Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (ii) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due; or

19.1.4 Tenant makes an assignment for the benefit of creditors; or

19.1.5 A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets; or

19.1.6 Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”), or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days; or

19.1.7 An involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days; or

19.1.8 Tenant fails to deliver an estoppel certificate in accordance with Article 17, provided that Landlord shall have notified Tenant of such failure, and Tenant has not provided such estoppel within five (5) business days after receipt of such notice; or

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19.1.9 Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized, and such action is not released within one hundred twenty (120) days of the action.

19.2 Landlord’s Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

19.2.1 Notwithstanding any waiver of a former breach of covenant or consent thereto in a former instance, Landlord or Landlord’s agents or servants may give to Tenant a notice terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the Lease Expiration Date, and Tenant shall then quit and surrender the Premises to Landlord. Upon a termination of this Lease, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant and Tenant’s agents, employees, servants, licensees, subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all Alterations thereto; but, in any event under this Section 19.2.1, Tenant shall remain liable as hereinafter provided. The words “re-enter” and “re-entry” as used throughout this Article 19 are not restricted to their technical legal meanings.

19.2.2 Tenant agrees to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Base Rent, all Additional Rent and other charges required under this Lease as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner: amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease; when and if such expenses have been completely recovered, the amounts received from reletting by Landlord shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Landlord must use commercially reasonable efforts to promptly release the Premises in order to mitigate its damages.

19.2.3 Landlord may elect, as an alternative to Section 19.2.2, to accelerate unpaid Rent payable under this Lease as a result of an Event of Default as liquidated damages, which election may be made by notice given to Tenant at any time following the effective termination date of this Lease under Section 19.2.1 above. Such payment shall be made regardless of whether Landlord shall have previously collected any damages under this Article 19, and in lieu of all other such damages, but shall be reduced by the amount of any damages previously paid by Tenant. Within thirty (30) days after receipt of such notice, Tenant shall promptly pay to Landlord as liquidated damages, in addition to any damages previously collected from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, the excess, if any, of (a) the discounted present value, using the Federal Reserve discount rate (or equivalent), of the unpaid Base Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if no Event of Default occurred over (b) the discounted present value, using the Federal Reserve discount rate (or equivalent), of the unpaid Base Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Base Rent, if such are applicable) prevailing at the time of such notice, as reasonably determined by Landlord. For purposes of this Article 19, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 19.2.3, the total Rent payable shall be computed by assuming the Landlord’s Operating Expenses, Tax Expenses and Utilities Costs to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding termination of the Lease or Landlord’s re-entry.

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19.2.4 Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

19.2.5 Landlord may, but shall not be obligated to make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.5 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform, and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within ten (10) business days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.5 above; and (ii) sums equal to all actual and reasonable expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an Event of Default by Tenant shall not be deemed or construed to constitute a waiver of such Event of Default. The acceptance of any Rent hereunder by Landlord following the occurrence of any Event of Default, whether or not known to Landlord, shall not be deemed a waiver of any such Event of Default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or, to the extent permitted by applicable law, by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7 Landlord Default. Notwithstanding anything to the contrary contained in this Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Tenant shall have notified Landlord and any mortgagee (for which Tenant has been provided contact information for notice purposes) thereof in writing, and Landlord shall have failed to perform such obligations within thirty (30) days after receipt of such written notice or such additional period of time if such default cannot be cured with such thirty (30) day period so long as Landlord diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure the same as soon as possible; provided that any such mortgagee shall have the right to cure the same within a reasonable period of time after the expiration of Landlord’s cure period (including any time reasonably necessary to obtain possession of the Premises, to the extent that such mortgagee’s possession of the Premises is

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reasonably required for such mortgagee to effectuate a cure of such default) but not to exceed thirty (30) additional days. Tenant shall have all rights and remedies available at law or in equity (including the rights to seek damages, injunctive relief and/or specific performance) in the event of a default by Landlord as set forth in this Section 19.7.

19.8 Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other applicable laws, proposes to cure any Event of Default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) an Event of Default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

(i) Those acts specified in the Bankruptcy Code or other applicable laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such applicable laws;

(ii) A prompt cash payment to compensate Landlord for any monetary Event of Default or actual damages arising directly from a breach of this Lease;

(iii) A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

(iv) The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

ARTICLE 20

LETTER OF CREDIT

20.1 Delivery of Letter of Credit. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 10 of the Summary (the “L-C Amount”), or a temporary cash deposit in the L-C Amount until such time after the Effective Date that the L-C is available (with Tenant providing the L-C to Landlord no later than thirty (30) days after the Effective Date), and such temporary cash deposit shall be returned to Tenant within two (2) business days following Landlord’s receipt of the L-C, which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, and has a Los Angeles, California office which will negotiate a letter of credit, and whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”)) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit E attached hereto. Notwithstanding anything to the contrary herein, Landlord hereby approves Bank of America, N.A. as the Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is sixty (60) days after the expiration of the Lease Term (as the Lease Term may be extended pursuant to this Lease), and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord and its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord or its then managing agent shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease due to an Event of Default by Tenant (a “Payment L-C Draw Event”), or (B) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, (C) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date and Tenant has failed to provide Landlord with a replacement letter of credit conforming in all respects

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to the requirements of this Article 20 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 20.1 above) in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary), or (D) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, (E) Tenant executes an assignment for the benefit of creditors or (F) (1) any of the Bank’s credit ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 20 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 20.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the FDIC or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 20, and, within ten (10) business days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise comply with the requirements of this Section) that complies in all respects with the requirements of this Article 20 or, on a temporary basis (not to exceed thirty (30) days), Tenant shall deposit an equivalent amount of cash with Landlord until such time that a substitute letter of credit satisfying the requirements of this Article 20 is available (the “Temporary Cash Deposit”). If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 20.1 or with a Temporary Cash Deposit, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the any replacement or substitute letter of credit shall comply with the requirements of this Section.

20.2 Application of L-C. In the event of any L-C Draw Event, Landlord may, but without the obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 20.1(F) above), draw upon the L-C in part or in whole (a) to cure any Event of Default of Tenant and/or (b) to pay for all losses and damages that Landlord has suffered as a result of any Event of Default by Tenant. The use, application or retention of the L-C or any portion thereof by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C in accordance with its terms and the terms of this Lease. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

20.3 L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.

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20.3.1 L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 10 of the Summary.

20.3.2 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount, (ii) a Temporary Cash Deposit in an amount equal to the deficiency, or (iii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 20. If Tenant fails to comply with the foregoing, Landlord shall send a second notice requesting that Tenant provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount, (ii) a Temporary Cash Deposit in an amount equal to the deficiency or (iii) additional L-Cs in an amount equal to the deficiency. If Tenant fails to provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount, (ii) a Temporary Cash Deposit in an amount equal to the deficiency, or (iii) additional L-Cs in an amount equal to the deficiency within ten (10) business days after receipt of such second notice, then, notwithstanding anything to the contrary contained in Section 19.1, the same shall constitute an Event of Default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant may not assign nor encumber the L-C or any part thereof, and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

20.3.3 Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 20, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 20, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid within applicable notice and cure periods and/or to pay for all losses and damages that Landlord (a) has actually suffered or, with respect to any L-C Draw Event except for a Payment L-C Draw Event, all damages that Landlord reasonably estimates that it will suffer as a result of any Event of Default by Tenant under this Lease and (b) is permitted to recover in accordance with the other terms and conditions of this Lease, or (y) pursue its remedy under this Article 20. In the event Landlord elects to exercise its rights under the foregoing item (x), Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid within applicable notice and cure periods or used to pay for any losses and/or damages actually suffered by Landlord (or, with respect to any L-C Draw Event except for a Payment L-C Draw Event, all damages reasonably estimated by Landlord that it will suffer) as a result of any Event of Default by Tenant under this Lease.

20.4 Transfer and Encumbrance. The L-C shall provide that Landlord and its successors and assigns may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity in connection with the assignment by Landlord of its rights and interests in and to this Lease, or separate from this Lease if such assignment is to Landlord’s lender. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be reasonably necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s reasonable transfer and processing fees in connection therewith.

20.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.

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20.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

20.7 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything in or about the Premises or suffer anything to be done in the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures coming into effect on or after the Lease Commencement Date that exclusively affect the Premises due to Tenant’s particular use thereof, other than the making of structural changes or changes to the Building’s Systems and Equipment or to any other part of the Premises, Building or Property that is Landlord’s responsibility to repair or maintain pursuant to this Lease (collectively, the “Excluded Changes”); provided, however, that Landlord shall be solely responsible for the costs of compliance with governmental measures already in effect as of the Lease Commencement Date. To the extent such Excluded Changes are required solely due to or triggered by Tenant’s improvements or alterations to and/or manner of use of the Premises, in each case that are particular to Tenant, Landlord shall perform such work at Tenant’s cost (which shall be paid without mark-up or fees by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor from Landlord). In addition, Tenant shall (at no cost to Tenant) comply with all present or commercially reasonable future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable advance notice to Tenant of not less than twenty-four (24) hours (except in situations that pose an imminent risk of serious physical harm or death to persons or significant damage to property) to enter the Premises to (i) inspect them; (ii) to show the Premises to prospective purchasers, mortgagees or tenants (within the final nine (9) months of the Lease Term), or to ground lessors; (iii) to post notices of nonresponsibility; or (iv) to alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or reasonably deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in Emergencies. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned merely by Landlord’s entry. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises. Any

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entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Notwithstanding anything to the contrary set forth above, Tenant may, from time to time, reasonably designate certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information or due to sensitive laboratory work or experiments being performed by Tenant therein. Landlord may not enter such Secured Areas without at least five (5) business days’ notice (except in the case of emergency), and if Tenant, in response to Landlord’s notice, in good faith informs Landlord that Tenant is conducting sensitive experiments in any portion of the Secured Areas comprising laboratory space, Landlord agrees to accommodate such longer notice period reasonably designated by Tenant.

ARTICLE 23

PARKING

Throughout the Lease Term, Tenant and its employees, vendors and invitees shall have the right to use on a “first-come, first-served” basis in common with other tenants of the Building and free of parking charges the number of unreserved parking spaces set forth in Section 12 of the Summary (“Tenant’s Parking Allocation”), which parking spaces are located in the Parking Areas servicing the Building as shall be reasonably designated by Landlord from time to time for parking for the tenants of the Building. Tenant’s continued right to use the parking spaces is conditioned upon (i) Tenant abiding by (A) the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit D, and all commercially reasonable modifications and additions thereto which are prescribed from time to time for the orderly operation and use of the Parking Areas by Landlord and/or Landlord’s Parking Operator (as defined below), and that are applied in a uniform and non-discriminatory manner to all tenants and occupants of the Project, and (B) all recorded covenants, conditions and restrictions affecting the Building ((A) and (B), collectively, “Parking Rules”), and (ii) Tenant’s cooperation in having Tenant’s employees and visitors also comply with the Parking Rules. Landlord (and/or any other future owners of the Project) reserve the right to change the size, configuration, design, layout, location and all other aspects of the Parking Areas (but excluding implementing paid visitor parking), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time close off or restrict access to the Parking Areas. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize disruptions to Tenant’s access to and use of the Parking Areas; and if Tenant is unable to access the number of parking spaces specified in Section 12 of the Summary, Landlord shall secure comparable parking for Tenant at a property located within a commercially reasonable walking distance of the Project at no cost to Tenant (“Substitute Parking”). Landlord may delegate its responsibilities hereunder to a parking operator (the “Parking Operator”), in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord. Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within thirty (30) days after Landlord’s demand therefor. The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and visitors and invitees, and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above. All visitor parking by Tenant’s visitors that exceeds Tenant’s Parking Allocation shall be subject to availability, as reasonably determined by Landlord (and/or the Parking Operator, as the case may be), and shall be in visitor parking areas reasonably designated by Landlord (and/or the Parking Operator) from time to time. Notwithstanding anything to the contrary contained in this Lease, if any event or action or omission by Landlord renders the Parking Areas and/or Tenant’s Parking Allocation for whatever reason inaccessible, unusable or unsafe, or causes Tenant’s Parking Allocation to be reduced below applicable local code requirements (which reasons may include, but are not limited to repairs, maintenance, casualty, condemnation, or displacement or dislocation caused by future construction), Landlord shall provide Substitute Parking for Tenant’s use at no cost to Tenant.

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ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, or men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective permitted successors and assigns, provided this Section shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently; any waiver by a party of any provision of this Lease may only be in writing; and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease or after the giving of notice to Tenant shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder; reinstate, continue or extend the Lease Term; or affect any notice given Tenant prior to the receipt of such monies, it being agreed that, after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Modification of Lease. If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then Tenant agrees shall execute commercially reasonable documents required therefor and deliver the same to Landlord within thirty (30) days following the request therefor. If Landlord or any such current or prospective mortgagee or ground lessor requires execution of a commercially reasonable, short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

24.5 Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or (in combination with the sale of its interest in the Project) this Lease, and upon any such transfer, Landlord shall, so long as the transferee assumes all of Landlord’s obligations under this Lease, automatically be released from all liability under this Lease and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project, and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Landlord may also assign its interest in this Lease to a mortgage lender as additional security, but such assignment shall not release Landlord from its obligations hereunder, and Tenant shall continue to look to Landlord for the performance of its obligations hereunder. No Landlord Party (other than Landlord) shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any Landlord Party other than Landlord. No Landlord Party other than Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No Landlord Party other than Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any Landlord Party other than Landlord.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease nor any memorandum, affidavit or other writing with respect thereto shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

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24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant’s Signs.

24.8.1 Tenant’s General Signage. Tenant shall be entitled, at Landlord’s initial sole cost and expense, to one (1) identification sign on or near the entry doors of the Premises and for multi-tenant floors (if any) on which the Premises are located, and one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located; provided, however, that any Landlord approved changes to such signage shall be at Tenant’s sole cost and expense. Such signs shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program, and shall be subject to Landlord’s prior written approval in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Landlord shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such identification signs and Tenant’s Monument Signage, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible in more than a de minimis manner from the exterior of the Premises or Building are subject to the prior approval of Landlord in its sole and absolute discretion.

24.8.2 Tenant’s Monument Signage. In addition to the signage rights expressly set forth above, Tenant, at Landlord’s sole cost and expense, shall be entitled to one (1) non-exclusive panel on the Building monument sign located at Burlington Woods Drive identifying Tenant’s name and/or logo (the “Tenant’s Monument Signage”) in connection with Tenant’s lease of the Premises.

24.8.2.1 Specifications and Permits. Tenant’s Monument Signage shall set forth Tenant’s name and/or logo as determined by Tenant in its sole discretion, but subject to Landlord’s reasonable approval, and in no event shall the Tenant’s Monument Signage include an “Objectionable Name,” as that term is defined in Section 23.8.2 below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact locations of Tenant’s Monument Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord’s Building standard signage specifications. In addition, the Tenant’s Monument Signage shall be subject to Tenant’s receipt of all necessary governmental or quasi-governmental approvals and permits (collectively, “Governmental Approvals”) and shall be subject to all applicable Laws and any recorded covenants, conditions and restrictions affecting the Building. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary Governmental Approvals for the Tenant’s Monument Signage. In the event Tenant does not receive the necessary Governmental Approvals for the Tenant’s Monument Signage, Tenant’s and Landlord’s rights and obligations under this Lease shall be unaffected.

24.8.2.2 Objectionable Name. To the extent Tenant desires to change the name and/or logo, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of comparable buildings in the vicinity of the Project (an “Objectionable Name”). The parties hereby agree that the name “MBX Biosciences” or any reasonable derivation thereof shall not be deemed an Objectionable Name.

24.8.2.3 Termination of Right to Tenant’s Monument Signage. The rights contained in this Section 24.8.2.3 shall be personal to the original Tenant executing this Lease (“Original Tenant”) and any Transferee pursuant to a Transfer described in Section 14.6 or 14.7, and may only be exercised and maintained by the Original Tenant or such Transferee (and not any other assignee, sublessee or other transferee) if the Original Tenant or such Transferee has not made a Transfer (other than to an Affiliate) of more than fifty percent (50%) of the Premises and a default by Tenant (beyond all applicable notice and cure periods) under this Lease is not then occurring. In the event Tenant fails to comply with any of the requirements set forth hereinabove, the signage rights provided in this Section 24.8.2 shall automatically terminate.

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24.8.2.4 Cost and Maintenance; Change and Replacement. The actual costs of the Tenant’s Monument Signage and the installation, design, construction and any and all other costs associated with the Tenant’s Monument Signage, including, without limitation, utility charges (if any) and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should the Tenant’s Monument Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Subject to Tenant’s agreement to comply with the terms of this Section 24.8.2, Tenant shall be permitted to change and/or replace the Tenant’s Monument Signage periodically in Tenant’s reasonable discretion. Upon the expiration or earlier termination of this Lease or upon any earlier termination of Tenant’s rights to the Tenant’s Monument Signage as set forth herein, Landlord shall, at Tenant’s sole cost and expense, cause the Tenant’s Monument Signage to be removed and shall cause the areas in which such Tenant’s Monument Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Monument Signage except for (x) reasonable wear and tear, (y) damage by Casualty that is not Tenant’s obligation to repair hereunder, or (z) repairs which are specifically made the responsibility of Landlord hereunder. The terms and conditions of this Section 24.8.2.4 shall survive the expiration or earlier termination of the Lease.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants at all, on the same level, or on the same basis, or any warranty or any statement of Landlord in each case other than as is set forth in this Lease or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. Notwithstanding anything in this Lease or any applicable law to the contrary, the liability of the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project, and no Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

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24.15 Entire Agreement. There are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, and shall be considered to be the only agreement between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties than those contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building and/or in any other building and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

24.17 Force Majeure. Any prevention, delay or stoppage due to industry -wide strikes, lockouts or labor disputes in the general vicinity of the Building and not unique to any Landlord Party(ies) or Landlord’s property manager, contractors or invitees; pandemic or regional health emergencies, acts of God, epidemics, pandemics, inability to obtain (or delay in obtaining) services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, in each case except with respect to the obligations imposed with regard to Rent and other charges to be paid by either party pursuant to this Lease, and except with approvals or notices required of either party (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The party claiming Force Majeure shall notify the other party of such claim as soon as reasonably possible after becoming aware of the same.

24.18 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested, (B) delivered by a nationally recognized overnight courier, or (C) delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary and to such firm designated by Tenant in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (x) two (2) business days after the date it is mailed as provided in this Section 24.19, (y) the date overnight courier delivery is made, or (z) upon the date personal delivery is made or rejected, as applicable. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default (not exceeding thirty (30) days beyond Landlord’s cure rights) prior to Tenant’s exercising any remedy available to Tenant.

24.20 Joint and Several. If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

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24.21 Representations. Each party guarantees, warrants and represents that (a) it is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) it has and is duly qualified to do business in the state in which the Project is located, (c) it has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all it’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which it is constituted or to which it is a party. In addition, each party guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

24.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF, OR FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such reasonable costs and attorneys’ fees as may have been incurred, including any and all reasonable costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25 Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers. Landlord shall pay the Brokers the commissions owed to the Brokers with respect to this Lease, and shall indemnify, defend and hold the Tenant Parties harmless from and against any claims by the Brokers with respect to such commissions.

24.26 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT EXCEPT AS EXPRESSLY PROVIDED HEREIN, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

24.27 Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire, all at Landlord’s sole cost and expense. Tenant shall not use pictures or illustrations of the Building or Project in advertising or other publicity without the prior written consent of Landlord, which Landlord shall not unreasonably withhold, condition or delay.

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24.28 Building Directory. If the Building contains a tenant name directory, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory. The initial cost of such directory signage shall be paid for by Landlord, but any subsequent charges thereto shall be at Tenant’s cost.

24.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants; provided that Tenant may disclose this Lease or any provisions thereof if required by Securities and Exchange Commission rules or regulations. Landlord acknowledges that the content of this Lease and any related documents are confidential information. Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s financial and legal advisors and prospective buyers, lenders and others on a need to know basis.

24.30 Landlord’s Construction. Except as specifically set forth in this Lease or in the Tenant Work Letter: (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant. Tenant acknowledges that, prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Building, the Premises, and/or the Project, including, without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may for a commercially reasonable time, among other things, erect scaffolding or other necessary structures in common areas or other tenants’ premises in the Building; limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building and/or the Project, which work may create noise and dust or leave debris in the Building and/or the Project. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor, subject to Section 6.10, entitle Tenant to any abatement of Rent (except as provided in Section 6.10 above). Notwithstanding the foregoing, Landlord shall use reasonable efforts to coordinate with Tenant to minimize potential interference with Tenant’s access to and operations within the Premises in connection with the performance by Landlord of any Construction, including, without limitation, giving Tenant reasonable advance notice of any Construction, including the dates, times of day, and description of work to be performed); and scheduling work that creates vibrations, excessive noise, or excessive dust on such days and at such times so as to minimize any adverse impacts on Tenant and its employees. Landlord reserves full control over the Project to the extent not inconsistent with Tenant’s enjoyment of the same as provided in this Lease. This reservation includes Landlord’s right to subdivide the Project and convert portions of the Project to condominium units, change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; and maintain or establish ownership of the Buildings separate from the fee title to the Project.

24.31 [Intentionally Omitted]

24.32 Net Lease. This Lease shall be deemed and construed to be an “net lease” and, except as herein expressly provided, Landlord shall receive all payments required to be made by Tenant free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever, except as expressly permitted by this Lease. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises except as specifically provided herein.

24.33 Water Sensors. Tenant shall, at Tenant’s sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains). With respect to the installation of any such Water Sensors, Tenant shall use an experienced and qualified contractor reasonably approved by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order,

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repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Tenant may, upon the expiration or sooner termination of this Lease, leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party).

24.34 Sustainability.

24.34.1 Sustainable Building Operations.

(a) This Building is or may become in the future (at Landlord’s sole cost and expense) certified under the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or operated pursuant to Landlord’s sustainable building practices. Landlord’s sustainability practices address whole-building operations and maintenance issues, including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Notwithstanding the foregoing, Tenant shall not be required to comply with any Green Building Initiatives or other rating systems as set forth above until the Building is certified as such, and Tenant shall only be required to comply with such Green Building Initiatives with respect to any upgrades, alterations or improvements made by Tenant after the Building is certified as set forth above. In no event shall Tenant be required to make changes, improvements and/or other repairs or replacements to the Premises in order to make the Premises compliant with the above stated initiatives and rating systems.

(b) Tenant shall endeavor to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid over-lighting interior spaces; closing shades on the south side of the Building to avoid overheating the space; turning off lights and equipment at the end of the work day; and purchasing, with respect to any new equipment that Tenant purchases for the Premises, ENERGY STAR®-qualified equipment, including, but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program. Tenant shall not be required to replace any existing equipment used by Tenant as of the date of this Lease which Tenant intends to install in the Premises in order to comply with the provisions of this Section 24.33(b). All tenant fume hoods installed in the Building must be variable air volume (VAV) and have auto -closing sashes.

24.34.2 Recycling and Waste Management. Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future laws, orders and regulations of Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s commercially reasonable recycling policy as part of Landlord’s sustainability practices where it may be more stringent than applicable law; (c) to sort and separate its trash and recycling into such categories as are provided by law or Landlord’s commercially reasonable sustainability practices and (d) to place each separately sorted category of trash and recycling in separate receptacles as reasonably directed by Landlord. Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by law, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section.

24.35 Tenant’s Rooftop Equipment. Subject to this Section 24.35 (including Tenant’s obtaining of all requisite permits and compliance with Landlord’s reasonable construction rules and conditions, as well as Landlord’s reasonable approval of the contractors, vendors and materialmen in connection with the same), Tenant shall have the non‑exclusive right at no additional fee (but subject to Landlord’s reasonable approval as provided in this Section 24.35) to install and maintain, at Tenant’s sole cost and expense, Tenant-specific dunnage, heat exchangers, antennas, rooftop chillers, mechanical equipment relating to the conduct of business within the Premises, telecommunications antennas, satellite and microwave dishes and other communications equipment, including a reasonable sized dish on

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the roof of the Building (and reasonable equipment and cabling related thereto), for receiving of signals or broadcasts (as opposed to the generation or transmission of any such signals or broadcasts) servicing the business conducted by Tenant from within the Premises (all such equipment is defined collectively as the “Rooftop Equipment”) upon the roof of the Building. Tenant’s use of the roof of the Building shall be non‑exclusive. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The location, physical appearance (including any screening which Landlord may reasonably require), size, design and weight of the Rooftop Equipment shall be subject to Landlord’s reasonable approval. Tenant shall maintain such Rooftop Equipment at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof. Unless Tenant is notified in writing by Landlord at the time Landlord approves of the installation of any Rooftop Equipment that Landlord’s desires such Rooftop Equipment to remain, Tenant shall remove such Rooftop Equipment upon the expiration or earlier termination of this Lease, or upon the termination of Tenant’s rights under this Section 24.35, and shall repair any damage caused by such removal. Landlord may, in its sole and absolute discretion, require Tenant, at Landlord’s cost, to relocate any or all of the Rooftop Equipment to a location on the roof with comparable functionality, which relocation shall be performed by Tenant within a reasonable period following such request (taking into account any reasonable time necessary to obtain permits and approvals for such work, Tenant hereby agreeing to use diligent good faith efforts to obtain the same and to promptly commence and prosecute to completion such relocation thereafter). Landlord agrees to require such relocation no more than once during the Lease Term. Tenant shall not be entitled to license its Rooftop Equipment to any unrelated third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by an unrelated third party.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed under seal the day and date first above written.

“Landlord”:

5 BURLINGTON WOODS, LLC,
a Delaware limited liability company

By:	5 BURLINGTON WOODS JV, LLC,
a Delaware limited liability company
Its:	Sole Member

	By:	MACP 5 BURLINGTON WOODS, LLC,
a California limited liability company
	Its:	Sponsor

		By:	/s/ Jeremy K. Rogers
		Name:	Jeremy K. Rogers
		Its:	Manager

“Tenant”:

MBX BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ P. Kent Hawryluk
Name:	P. Kent Hawryluk
Its:	Chief Executive Officer

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EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

[***]

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EXHIBIT A-1

SITE PLAN OF PROJECT

[***]

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EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” means the Lease of which this Tenant Work Letter constitutes Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located in accordance with the Landlord/Tenant Responsibility Matrix attached hereto as Schedule 1 and the Warm Shell Improvements attached hereto as Schedule 2 (collectively, the “Base, Shell and Core”). The Warm Shell Improvements shall be in good working condition, free of all defects, as of the Lease Commencement Date; in the event that Landlord or Tenant becomes aware that any of the Warm Shell Improvements are not in good working condition, free of all defects within the first (12) months after the Lease Commencement Date, Landlord shall promptly remedy such shortcomings at its sole cost and expense, including making such repairs and replacements as are necessary in order to do so. Except as otherwise provided below, Landlord shall not be obligated to make or pay for any further alterations or improvements to the Premises, the Building or the Project.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE PREMISES

Prior to the execution of the Lease, Landlord and Tenant approved a detailed space plan/scope of work for the construction of certain improvements in the Premises, which space plan has been prepared by Vivo Architecture (the “Final Space Plan”) and is attached hereto as Schedule 3. Based upon and in conformity with the Final Space Plan, Landlord, at Landlord’s sole cost and expense, shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as reasonably determined by Landlord. Within ten (10) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan. If Tenant disapproves of the Working Drawings due to such inconsistency, Landlord shall cause its architect and engineers to revise the Working Drawings to satisfy Tenant’s objections and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings”. The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements”. Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole yet reasonable discretion if such change or modification would: (i) delay the Substantial Completion of the Premises beyond the Estimated Lease Commencement Date; (ii) materially increase the costs of the design, permitting and construction of the Tenant Improvements above the costs of the design, permitting and construction of those tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as the “Construction Drawings”.

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SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS AND ALLOWANCE

3.1 Construction and Payment for Cost of Tenant Improvements. Landlord and Tenant hereby agree that Landlord shall, at Landlord’s sole cost and expense (except as provided in this Section 3) cause a general contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements (collectively, the “Permits”), and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner as soon as reasonably possible following the Effective Date; provided, however, if (A) the Approved Working Drawings differ with respect to the quality and quantity of those tenant improvements depicted on the Final Space Plan, and/or (B) Tenant requests any changes or substitutions to any of the Construction Drawings (other than as the result of the Working Drawings or the Approved Working Drawings being inconsistent with the Final Space Plan, or as required by applicable laws), and Landlord can demonstrate that such differences, changes and/or substitutions result in increased costs of the design, permitting and construction of the Tenant Improvements in excess of the costs of the design, permitting and construction of those tenant improvements (on an aggregate basis, with Tenant receiving credit for any cost savings realized by Landlord from changes to the Tenant Improvements, or otherwise) depicted on the Final Space Plan, then Tenant shall pay such excess costs (which shall include a Landlord’s supervision fee of two and a half percent (2.5%) of such hard costs) to Landlord within thirty (30) days after Landlord’s request therefor. Tenant may use the Allowance to pay for any such costs. Notwithstanding the foregoing to the contrary, and except for the Existing FF&E and the Allowance (defined below), in no event shall Landlord be obligated to pay for the costs of any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings. Any costs payable by Tenant pursuant to this Section shall be paid for by Tenant from Tenant’s own funds or from the Allowance.

3.2 Allowance. Landlord shall pay an amount up to, but not exceeding, Three Hundred Forty-One Thousand Fifty Dollars ($341,050.00) (equal to Twenty-Five Dollars ($25.00) per rentable square foot of the Premises) (“Allowance”) for the purchase and installation of furniture, fixtures and equipment (including IT, AV and security equipment) or for upgrading the Existing FF&E for the Premises (“Additional FF&E”) and for Tenant’s Monument Signage and to help Tenant pay for Tenant’s costs described in notes to the Final Space Plan set forth therein. In addition, the Allowance may also be utilized by Tenant for any Landlord -approved Alterations to the Premises which Tenant performs pursuant to and subject to Article 8 of this Lease (“Alterations Costs”) (collectively, the “Allowance Costs”). Tenant will have use of the Additional FF&E at no cost throughout the Lease Term. Any Additional FF&E purchased with the Allowance shall be Landlord’s property as of the expiration or earlier termination of the Lease. Landlord shall disburse the Allowance to Tenant to pay for the Alterations Costs actually incurred by Tenant within thirty (30) days after Landlord has received Tenant’s written request for disbursement, together with copies of paid invoices from third parties evidencing the amount of such Allowance Costs to be paid by Landlord to Tenant. Tenant shall not be entitled to any credit for any unused amount of the Allowance. Any unused amount of the Allowance not requested by the date that is twelve (12) months after the Rent Commencement Date shall be deemed forfeited by Tenant.

3.3 Low Voltage Wiring. Tenant may use existing low voltage lighting located within the Premises at no cost.

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SECTION 4

READY FOR OCCUPANCY;

SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS

4.1 Ready for Occupancy; Substantial Completion. For purposes of the Lease, including for purposes of determining the Lease Commencement Date (as set forth in Section 7.2 of the Summary): “Substantial Completion of the Premises” shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the Contractor.

4.2 Delay of the Substantial Completion of the Premises. If there shall be a delay or there are delays in the Substantial Completion of the Premises as a result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to respond to Landlord’s request for information regarding the Tenant Improvements;

4.2.2 Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

4.2.3 a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

4.2.4 Tenant’s request for changes in any of the Construction Drawings, except to the extent prompted by the Working Drawings to be a logical extension of the Final Space Plan, or the Approved Working Drawings to be a logical extension of the Working Drawings; or

4.2.5 Tenant’s requirement for non-customary materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Premises, as set forth in the Lease;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion of the Premises, the Lease Commencement Date (as set forth in Section 7.2 of the Summary) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Bill Bartlett as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter. Tenant may change their representative at any time upon notice to Landlord.

5.2 Landlord’s Representative. Landlord has designated Michael Franklin as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” means and refers to calendar days. If any item requiring approval is timely disapproved by Landlord or Tenant the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord or Tenant, as applicable. Both Landlord and Tenant shall use commercially reasonable, good faith efforts and due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process, and to receive the permits as soon as possible after the Effective Date and, in

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that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant to discuss progress in connection with the same.

5.4 Contractor’s Warranties and Guarantees. In addition to Landlord’s obligations in Section 1 of this Tenant Work Letter, Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non‑exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant.

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SCHEDULE 1

LANDLORD/TENANT RESPONSIBILITY MATRIX

Element	Description	Base Building - Landlord	Tenant - MBX
Common Areas	ADA accessible main entrances	X
	First floor finished lobby	X
	Upper level elevator lobbies on multi-tenant floors	X
	Passenger Elevators: two(2) common base building passenger elevators with 2500 lb capacity adjacent to building lobby.	X
	Freight Elevator: common freight elevator for tenant usage adjacent to loading area 4500 lb capacity.	X
	Service elevator vestibule including doors	X
	Building core and shell to be provided by Landlord in compliance with all applicable building codes and ADA requirements.	X
	Common restrooms compliant with accessibility requirements and sized for anticipated occupancy loads. Hot water generation for common restrooms.	X
	Common Base Building bike storage, fitness center, locker rooms, and showers	X
	Common Base Building loading docks	X
	Access to lower level control area storage	X
	Building Management System (BMS System) for base building systems and on floor tenant mechanical units as required to support the new spec suite layout	X
	Egress corridors on multi-tenant floors. To be constructed as necessary, with finished drywall on exterior face.	X
	Janitor’s closets, tel/data, electrical closets in core areas	X
	Primary demarcation room	X
	Doors, frames, and hardware at common areas	X
Base Building – Exterior:	Landscaping and Site work: perimeter sidewalks, street curbs, and landscaping.	X
	Roofing system with walkway pads to base building equipment	X
	Building exterior envelope and Base Building entrances	X
	Storm drainage system	X
	Tenant rooftop equipment, modifications to roof equipment areas.		X
Base Building – Premises Interior:	Flooring: Finished floor on L1 and L2.	X
	Floor load capacities 80 lbs/sf. Please inquire for more details on specific premises floor load capacity	X
	Ceilings: Ceilings delivered in finished condition on L1 and L2.	X
	Building standard single window shades	X
	Additional Window Treatments or alterations to existing treatments, with Landlord approval.		X
Plumbing

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Element	Description	Base Building - Landlord	Tenant - MBX
	2” domestic water service valved and capped at each floor with backflow prevention and base building risers. Sanitary waste risers brought to each floor	X
	Central pH neutralization system located on lower level sized to service all future tenants	X
	4” lab waste and 3” lab vent risers, directed to central pH treatment system. Sleeves provided between floors.	X
	Horizontal lab waste and vent piping for future extension to lab fixtures by the tenant, including all associated infrastructure		X
	Lab waste and vent pipe distribution from base building risers to tenant lab fixtures	X
	U-trap with pH probe and chart recorder at all stack locations. Sampling ports at laboratory waste lines prior to connection to building risers. Sampling port locations subject to Landlord’s approval	X
	Water and sanitary distribution from base building risers to and within spec suites, backflow preventers, hot water generation for spec suites, and hot water distribution.	X
	Sanitary ejectors for tenant plumbing that cannot drain by gravity		X
	Water sub-meter compatible with base building system.	X
	Any modifications to the base building water supply system and/or distribution within the Premises of any supplemental water supply required beyond Base Building delivery		X
	Additional sanitary waste and vent service for specific Tenant needs beyond what is provided as part of base building.		X
	Tepid water generation and risers to floor	X
	Tepid water pipe distribution to and within Premises. Connect to Base Building riser on floor	X
	Non potable cold water service including main backflow prevention, and vertical distribution to valved and capped connections on each tenant floor	X
	Non potable cold water distribution to tenant lab fixtures within tenant spaces	X
	Non-potable hot water generation for Tenant use	X
	Compressed air risers and piping distribution within Tenant Premises, open lab only	X
	Compresssed air skid and additional compressed air piping distribution within Tenant Premises, including all associated infrastructure required		X
	Lab Vacuum system including vacuum pump, Base Building riser and piping distribution within Tenant Premises	X
	Additional vacuum piping distribution within Tenant Premises, including all associated infrastructure required		X
	Infrastructure for any specialty gas storage/distribution		X
	Natural gas service to Building and piping to Base Building boilers	X

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Element	Description	Base Building - Landlord	Tenant - MBX
	Natural gas meter, pressure regulator, service distribution from meter to and within Tenant Premises, for Tenant gas needs	X
	OED at janitor closets for clear water waste	X
	RO/DI water generator, risers pipe distribution, and reject routing to the point of connection within Tenant Premises		X
	DI water, risers, pipe distribution wand reject routing to the point of connection within Tenant Premises		X
	CO2 Manifolds within Tenant Premises and piping distribution to open lab only	X
	Additional CO2 piping distribution within Tenant Premises, including cylinders and all associated infrastructure required		X
	Wall hydrants within the Core & Shell areas (where required by code)	X
HVAC	Ventilation Air - Cooling Capacity - Speculative Suites • Office spaces: 400 SF/Ton • Lab spaces: 1.75 CFM / SF outdoor air	X
	Connection points from the hot water system to the Premises	X
	VAVs/Fan-Powered Boxes. To include hot water reheat system connected via condensing lines to the Base Building Boilers	X

Temperature controls, sensors, and devices for Premises VAV boxes with sensors and connection to base-building building management system (compatible with Landlord’s Base Building DDC system), within Tenant Premises and Tenant infrastructure.

X
	Distribution of HVAC within the Premises, including: supply and return duct distribution, VAV’s/Fan-Powered Boxes, equipment connections, insulation, air terminals, dampers, hangers, etc.	X

As part of lab upgrades Landlord will be installing the following to serve the above mentioned capacities:
- New roof mounted outdoor air and exhaust air handling units totalling 96,000-CFM
- 160-ton Air Cooled Chiller system w/ pumps, insulated piping etc. on grade to serve AHU’s and process cooling.
- Hot water boiler plant to serve terminal reheat coils throughout suitable to support 96,000-CFM of 100% outdoor air

X
	Restroom exhaust for Base Building area restrooms	X
	Electric room ventilation system for Base Building electrical closets	X
	Electric room ventilation system for electrical closets within Tenant Premises	X
	Three central hot water Base Building boiler s at 3,000 MBH each	X
	Reheat coils within Base Building areas	X
	Supply air and return duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Base Building areas	X

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Element	Description	Base Building - Landlord	Tenant - MBX
	Temperature controls, sensors, and devices for base building, core systems, lobby, public areas, etc.,	X
	Hot water connections to base building lab air handling systems	X
	Hot water piping distribution valved and capped for future tenant extension for lab and office space heating	X
	Hot water piping distribution within tenant spaces to connect to tenant fan powered boxes and VAVs.	X
	Lab Exhaust energy recovery units with high plume exhaust fans, filters and integral plate heat exchanger energy recovery system matching ventilation air flows	X
	Main supply and exhaust duct manifolds and vertical ductwork capped at each tenant floor	X
	Extension of horizontal ductwork within tenant demised space from capped outlets on each floor to lab area supply and exhaust systems and for ventilation of office and other areas	X
	All ductwork and equipment associated with special lab exhaust systems		X
	Building Management System (BMS) for core area and Landlord infrastructure	X
	BMS (compatible with Landlord’s DDC system) within Tenant Premises and for Tenant infrastructure	X
	Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises.	X
	Ventilation and cooling system for Base Building electrical closets	X
	Cooling system for electrical closets within Tenant Premises	X
	Sound attenuation for the Core & Shell generator to comply with Noise Ordinances.	X
	Sound attenuation for Tenant equipment		X
	Specialty exhaust system for Tenant program		X
	Humidification		X
	Supplemental HVAC capacity and needs above Base Building delivery		X
Electrical Service

Building Service: 480Y/277V, 4000A

Office: 2 W/SF for Lighting, 2 W/SF for Power, 4 W/SF for HVAC

Lab: 2 W/SF for Lighting, 2 W/SF for General Power, 4 W/SF for HVAC, 9 W/SF for Lab Equipment

Stand-by Power: 5 W/SF (included in the above power figures, not in addition to)

X
	Wiring electric power to the VAVs/Fan-Powered Boxes to the Tenant’s electrical panel(s).	X
	Tenant feeder (service) from the electrical distribution panel(s) located in base building mechanical/electrical rooms to the Tenant Premises.	X

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Element	Description	Base Building - Landlord	Tenant - MBX
	Electric check meter at distribution panel. To be compatible with BMS system	X
	Additional power capacity, if required.		X
	Upgrades to electric equipment to accommodate uses above given capacities		X
	Common area life safety emergency lighting/signage	X
	Premises life safety emergency lighting/signage	X
	Temporary lighting for the shell space, will be temporarily tied to house power	X
	Lighting, power distribution, tenant panels, equipment connections, transformers, etc. serving the Premises.	X
	Lighting and power distribution for core areas	X
	Lighting and power distribution for Tenant Premises	X
	Switchgear set up to accommodate standby power. Tenant shall coordinate service with local utility and Landlord.	X
	Tenant optional standby generator – (480Y/277V, 500kW / 625 kVA)	X
	Tenant tie-ins to Base Building Generator and distribution to and within Premises	X
	Space for Future Tenant Dedicated Generator		X
	Additional backup power needed for Tenant’s use		X
	Tenant Dedicated Generators, distribution, and tie ins. Location to be determined based on size.		X
	Electronic check metering for Tenant normal and standby power including reporting to the Core & Shell BMS system	X
	Tenant UPS system, battery backup, and associated equipment/distribution		X
	Grounding Riser network and copper grounding bar on each level within the Core & Shell electrical room	X
	Grounding extension to and within the Tenant Premises		X
Fire Alarm/Protection

Base building is scheduled to be equipped with a new addressable fire alarm system. Occupant notification via Horn/Strobe notification appliances, emergency and exit lighting and fire extinguishers for common area spaces.

X
	Base Building addressable fire alarm points within the Premises including fire alarm devices to a minimum level as required by code for shell space, and connections to main fire alarm control panel	X
	All fire alarm work as required to meet code for new spec suite layout	X
	Alterations to fire alarm system to facilitate spec suite layout	X
	Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system	X
	Any enhancements to the Base Building fire alarm system required to accommodate uses		X
	Fire suppression system that is code compliant for shell space. Sprinkler system will have upturned heads.	X

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Element	Description	Base Building - Landlord	Tenant - MBX
	Sprinkler/fire suppression work and any modifications to the in-place sprinkler distribution as required to meet code for spec suite layout	X
	All run outs, drop heads, and related equipment within Tenant area for fire protection	X
	Modification of sprinkler piping and head locations to suite Tenant layout and hazard index		X
	Specialized extinguishing systems		X
	Dry pipe systems (if required)		X
	Preaction dry-pipe systems (if required) within Tenant Premises		X
	Fire extinguishers and cabinets within Tenant Premises	X
	Fire extinguisher cabinets in Core Areas	X
	Additional hose connections within Tenant Premises, including distribution of piping		X
	Specialized extinguishing systems or containment for Tenant areas		X
	Code compliant base-building signage and emergency lighting to be provided by Landlord.	X
	Life safety emergency lighting/signage within Tenant Premises	X
Security

Main building entry doors will be secured by the building’s card access system. Tenant shall have 24 hour access, with building operating hours to be determined. Tenant entry doors will be connected to the Base Building card access system

X
	Tenant Premises security system. Tenant’s Premises security system card/fob access shall be compatible with base building system		X
	Base building card access system including front entry door of spec suites	X
	Base building CCTV cameras at select ground floor locations	X
Tel/Data	Service is available from Comcast and Verizon (FIOS).	X
	(1) 4” conduit provided into the building for future tel/data ISP	X
	Bringing service to Premises and for all work/equipment, back-up power, supplemental HVAC, etc. in Premises	X
	Extension of service from demarc location to location of tel/data equipment within Premises	X
	All furniture and computer installation/connections/wiring and all other FF&E installation and connections/wiring		X
	Underground local carrier service to primary demarcation room within the building	X
	Tel Data Riser Conduit from demarcation room to each floor	X
	Tenant tel/data rooms	X
	Pathways from demarcation room directly into Tenant tel/data rooms	X
	Fiber optic service for Tenant use		X
	Tel/data infrastructure including equipment racks, switches and ladder racks	X
	Provisioning of circuits and service from service providers	X
	Audio visual systems and support		X

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Element	Description	Base Building - Landlord	Tenant - MBX
	Additional cabling distribution within Tenant Premises, including all associated infrastructure required		X
Tenant’s Premises	Premises to be constructed in compliance with all applicable building codes and ADA requirements	X
	Premises demising partitions, with drywall on exterior face.	X
	One main tenant entry door with frame. Base building standard.	X
	Upgrades to tenant entry door above base building standard		X
	Drywall and finishes at inside face of demising partitions dividing Tenant Premises from base building/common areas, or other Tenant spaces	X
	Any required sound attenuation upgrades & design for Tenant Premises (interior/exterior) based upon Tenant use.		X
	Partitions, ceilings, flooring, painting and other finishes, doors, millwork, casework, lab benches in Tenant Premises.	X
	All office furniture and office space FF&E, including power and data connections		X
	Any necessary interior egress exits required for shell delivery to be provided.	X
	Exterior walls delivered in as-is condition.	X
	Interconnecting stairs (if applicable). With Landlord review and approval of design and location		X
	Electrical closets within Tenant Premises	X
	Tel/data rooms for interconnection with Tenant tel/data	X
	Tenant kitchen areas	X
	Fixed or movable casework	X
	Laboratory Equipment including but not limited to biosafety cabinets, autoclaves, glasswashers		X
	Chemical Fume Hoods, bench fume hoods	X
	Additional fume hoods outside of what Base Building is providing and all associated infrastructure required		X
	Finishes at corridors on floors with multiple Tenants	X
	Shaft enclosures for Base Building systems’ risers	X
	Shaft enclosures for Tenant risers (in addition to risers put in place for tenant use)	X
	Upgrades to Tenant Mechanical rooms (solid partition enclosures; wall, ceiling, and floor finishes; doors, frames, and hardware)	X
	Moisture mitigation measures at slabs in Tenant Premises	X
Signage	Code compliant signage within Tenant Premises	X
	Additional signage as needed within Tenant Premises		X
	Building standard signage in lobby	X
Other Modification s/structural: (all specifically with LL review and approval)	Modifications to Base Building common areas to accommodate Tenant requirements		X

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Element	Description	Base Building - Landlord	Tenant - MBX
	Additional HVAC, plumbing, fire protection/life safety, or electrical service to accommodate Tenant requirements beyond what is provided as part of Base Building.		X
	Additional chemical storage or other storage needs above base building allocation		X
	Structural modifications to accommodate anticipated loads required by Tenant activities		X
	Additional Tenant rooftop equipment		X
	Any alterations to structural framing and dunnage as a result of new Tenant equipment		X
	Walkway pads and required screening to/for Tenant equipment		X
	Sound/vibration attenuation required by Landlord and/or Zoning Ordinance for Tenant rooftop equipment		X

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SCHEDULE 2

WARM SHELL IMPROVEMENTS

(See attached)

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PROPERTY SPECIFICATIONS

- **Building Size:** 113,637 SF
- **Parking:** 299 total parking spots (2.63 parking ratio)
- **Year Renovated:** 2024
- **Building Height:** 3 Stories + Parking Level
- **Ceiling Height:** +9' Finished
- Newly constructed patio with available outdoor seating, updated landscaping around perimeter of the building, brand new sidewalks and curbs
- Fully secured building with card access and cameras, utilizing Open Path System
- **Utilities:**
  - **Sewer:** Town of Burlington
  - **Electricity:** Eversource
  - **Gas:** National Grid

TENANT EQUIPMENT

- Brand new central vacuum skid with redundant motors for minimal disruption, installed and maintained by landlord
- Compressed air available
- Space designed to accommodate additional air compressor skids, with piping and distribution in-place for future connections
- New Auto-Logic Fully Automatic Changeover CO_2 manifolds provided by Middlesex Gases with piping distribution to open lab areas, emergency tie-in provided as backup
- (1) New Mott Pro Series fume hood per suite with infrastructure in-place for more
- Overhead ceiling panels installed throughout lab space, with power, data, vacuum & compressed air drops provided
- Brand new lab benches and sinks featuring premium casework from New England Labs
- Lower-level space available for additional tenant equipment
- Water tie-in at sinks for future Milli-Q systems
- Available ½" capped non-potable cold water for a glass washer connection
- Electrical disconnect & drain provided to accommodate an autoclave unit

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LAB READY BASE BUILDING UPGRADE

AIR HANDLING AND DISTRIBUTION SYSTEM	– (4) new 100% outdoor air and exhaust energy recovery units supplying approx. (12) air changes per hour in the labs, and (6) air changes per hour in the office spaces. – New air-cooled chiller providing 160-tons cooling capacity to support office 4-Pipe Fan Coil Units
EXHAUST	– New vertical supply and exhaust mains installed with take-offs at each floor
BOILER	– (3) New central hot water boilers at 3,000 MBH each
ELECTRIC SERVICE	– New Service: (1) 4000-amp, 277/480-volt service to provide to provide ~30 watts/SF – Tenant lab spaces provided with ~15 watts/SF – Normal source panelboards, dry-type transformers, optional standby panelboards and associated Automatic Transfer Switches (ATS's) for all suites
EMERGENCY POWER	– New (1) 500 KW standby diesel generator serving base building equipment and providing tenants with ~5 watts/SF across the lab USF
LOADING	– (2) brand new docks designed for large equipment and deliveries, featuring ample space and easy access for efficient loading and unloading
PLUMBING & PIPING	– Domestic water with take-offs at each floor – 4" sanitary and 4" lab waste mains and vents – Tepid gas water heater, valve and loop for all safety showers and eye wash stations
PH ROOM	– (1) PH neutralization skid with permits held by landlord
FIRE/LIFE SAFETY	– Building is protected 100% with an NFPA 13 compliant wet pipe sprinkler system
CONNECTIVITY	– High-speed internet options available from Verizon and Comcast with Light Path as a potential third ISP option – Complimentary Wi-Fi access in all amenity's areas, including the café, fitness center, main lobby and conference room
MATERIAL STORAGE CONTROL	– On-floor and lower-level flammable storage (proportionate share of MAQs)
ELEVATORS	– (2) Fully renovated passenger elevators, (1) new freight elevator rated at 4,500 lbs.

4896-8192-6017.7 374622.00001	SCHEDULE 2 -3-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

SCHEDULE 3

FINAL SPACE PLAN

[***]

4896-8192-6017.7 374622.00001	SCHEDULE 3 -1-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

CONFIRMATION OF LEASE TERMS

This CONFIRMATION OF LEASE TERMS (“Confirmation”) is made and entered into effective as of _________________, 2026, by and between 5 BURLINGTON WOODS, LLC, a Delaware limited liability company (“Landlord”), and MBX BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

r e c i t a l s :

A. Landlord and Tenant entered into that certain Lease dated as of _____________________, 2026 (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises” described in the Lease in that certain building located at 5 Burlington Woods, Boston, Massachusetts 01803.

B. Except as otherwise set forth herein, all capitalized terms used in this Confirmation shall have the same meaning as such terms have in the Lease.

C. Landlord and Tenant desire to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that the Lease Commencement Date is ____________________, 2026, , the Rent Commencement Date is ___________________, 2026, and the Lease Expiration Date is ___________________, 2026.

2. No Further Modification. Except as set forth in this Confirmation, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

4896-8192-6017.7 374622.00001	SCHEDULE 3 -1-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

IN WITNESS WHEREOF, this Confirmation has been executed under seal as of the day and year first above written.

“Landlord”:

5 BURLINGTON WOODS, LLC,
a Delaware limited liability company

By:	5 BURLINGTON WOODS JV, LLC,
a Delaware limited liability company
Its:	Sole Member

	By:	MACP 5 BURLINGTON WOODS, LLC,
a California limited liability company
	Its:	Sponsor

By:
		Name:	Jeremy K. Rogers
		Its:	Manager

“Tenant”:

MBX BIOSCIENCES, INC.,
a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

4896-8192-6017.7 374622.00001	SCHEDULE 3 -2-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations, Parking Rules and Regulations, and Common Area Rules and Regulations (collectively, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building and/or the Project, provided that Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations with respect to all parties, and shall apply the Rules and Regulations in a uniform and non-discriminatory manner. In the event of a conflict between the body of the Lease and these Rules and Regulations, the terms of the body of the Lease shall control.

1. Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras) in the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security systems within and to the Premises other than Confidential Areas. A reasonable number of keys to the locks on the entry doors of the Premises shall be furnished by Landlord to Tenant at Tenant’s cost. All keys shall be returned to Landlord at the expiration or earlier termination of the Lease. Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks in or for the Premises (other than Confidential Areas), all such locks and key systems must be consistent with the master lock and key system at the Building, all at Tenant’s sole cost and expense.

2. All doors opening to public corridors shall be kept closed at all times, except for normal ingress and egress to the Premises, unless electrical holdbacks have been installed. Sidewalks, doorways, passages, entrances, vestibules, elevators, halls, stairways and other Common Areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises, and Tenant and its employees and agents shall not loiter in the entrances or corridors.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Any tenant and its employees, agents and any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. After hours access by Tenant’s authorized employees may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time. Tenant shall pay for the costs of all access cards provided to Tenant’s employees that are lost, stolen and/or damaged. Access to the Building and/or the Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the reasonable admission to or exclusion from the Building and/or the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building after the Lease Commencement Date. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building or its contents, occupants and/or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant, and any expense of said damage or injury shall be borne by Tenant.

5. No furniture or large equipment will be brought into or removed from the Building or carried up or down in the passenger elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be reasonably designated by Landlord. Tenant shall provide Landlord with not less than 24 hours’ prior notice of the need to utilize a freight elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from such activity described herein. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with such activity described herein, Tenant shall be solely liable for any resulting damage or loss.

4896-8192-6017.7 374622.00001	EXHIBIT D -1-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

6. Landlord shall have the right to control and operate the public portions of the Building and Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. Landlord shall have the right to remove any signs, advertisements, and notices not approved in writing by Landlord without notice to and at the expense of Tenant. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

8. The requirements of Tenant will be attended to only upon application at the management office of the Project or at such office location designated by Landlord, or pursuant to any electronic work order system operated by Landlord or its property manager. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instruction from Landlord.

9. Tenant shall not disturb (by use of any television, radio or musical instrument, making loud or disruptive noises, creating offensive odors or otherwise), solicit, or canvass any occupant of the Building and/or the Project, and shall cooperate with Landlord or Landlord’s agents to prevent same.

10. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

11. Tenant shall not overload the floor of the Premises. Tenant shall, upon the expiration or earlier termination of the Lease, repair any damage to the Premises caused by Tenant marking, driving nails or screws, or drilling into the partitions, woodwork or plaster or in any way defacing the Premises.

12. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as “move n cools”) or space heaters, without Landlord’s prior written consent, and any such approval will be for devices that meet federal, state and local code.

14. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building and/or about the Project, except for those substances as are typically found in similar premises used for general office and/or laboratory purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Project, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

15. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building and/or the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

4896-8192-6017.7 374622.00001	EXHIBIT D -2-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

16. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except those assisting handicapped persons), birds or fish tanks.

17. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

18. No cooking shall be done or permitted by Tenant on the Premises, other than equipment and microwave ovens used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

19. Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord (which Landlord shall not unreasonably withhold, condition or delay), other than related to the installation, maintenance or replacement of audio/visual and network cabling serving the Premises. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

20. Landlord reserves the right to exclude or expel from the Building and/or the Project any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of illegal drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21. Tenant at all times shall maintain the entire Premises in a neat and clean, first class condition. Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring in any window to the Premises which would be visible in more than a de minimis manner from the exterior of the Premises.

22. Tenant shall not waste electricity, water or air conditioning, and agrees to cooperate fully with Landlord to ensure effective operation of the Building’s heating and air conditioning system, including, without limitation, the use of window blinds to block solar heat load; and shall refrain from attempting to adjust any controls outside the Premises. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services at no cost to Landlord.

23. Tenant shall store all its recyclables, trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall reasonably designate. Landlord shall provide a dumpster and/or compactor at the Building’s loading dock for Tenant’s use for the disposal of non-hazardous materials.

24. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.

25. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed when the Premises are not occupied.

26. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord, which Landlord shall not unreasonably withhold, condition or delay. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord, which Landlord shall not unreasonably withhold, condition or delay. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

4896-8192-6017.7 374622.00001	EXHIBIT D -3-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

27. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on automobiles shall not be allowed on the Project, except under specific arrangement with Landlord.

28. Under no circumstance shall the food vendors hired by Tenant display their products in a public or Common Area, including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

29. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Premises and/or the Common Areas unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

30. Tenant shall take the actions necessary to resolve any labor disruption caused by Tenant, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume, and Tenant shall have no claim for damages against Landlord or any of its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, or agents in connection therewith.

31. No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Project. No personal belongings may be left unattended in any Common Areas.

32. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M. Windows, doors and fixtures may be cleaned at any time.

33. Tenant shall comply with all reasonable Building security procedures as Landlord may effectuate.

34. Tenant shall not be granted roof access without the approval of Landlord, and must be accompanied by Landlord or Landlord’s agent, who shall make themselves reasonably available to Tenant.

PARKING RULES AND REGULATIONS

1. Tenant shall not store or permit its employees to store any automobiles in the Parking Areas without the prior written consent of Landlord (and/or the Parking Operator, as the case may be). Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Areas or on the Project. The Parking Areas may not be used by Tenant or its agents for overnight parking of vehicles. If it is necessary for Tenant or its employees to leave an automobile in the Parking Areas overnight, Tenant shall provide Landlord (or the Parking Operator as the case may be) with prior notice thereof designating the license plate number and model of such automobile.

2. Tenant (including Tenant’s employees and agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks.

3. Vehicles must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

4. All directional signs and arrows must be observed.

5. The speed limit shall be 5 miles per hour.

6. Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

4896-8192-6017.7 374622.00001	EXHIBIT D -4-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

7. Parking is prohibited in all areas not expressly designated for parking, including, without limitation:

(a) areas not striped for parking;

(b) aisles;

(c) where “no parking” signs are posted;

(d) ramps; and

(e) loading zones.

8. Parking stickers, key cards and any other devices or forms of identification or entry supplied by Landlord or the Parking Operator shall remain the property of Landlord (or the Parking Operator, as the case may be). Such device must be displayed as requested and may not be mutilated in any manner. The serial number of any such parking identification device may not be obliterated. Any parking passes and/or devices supplied by Landlord (or the Parking Operator, as the case may be) are not transferable, and any pass or device in the possession of an unauthorized holder will be void.

9. Parking managers or attendants are not authorized to make or allow any exceptions to these Parking Rules and Regulations.

10. Every parker is required to park and lock his/her own car.

11. Loss or theft of parking passes, identification, key cards or other such devices must be promptly reported to Landlord (or to the Parking Operator as the case may be). Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be promptly reported to Landlord (or to the Parking Operator, as the case may be).

12. Washing, waxing, cleaning or servicing of any vehicle by the customer and/or its agents is prohibited.

13. Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Parking Rules and Regulations.

14. Neither Landlord nor the Parking Operator (as the case may be) will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Areas, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection or Parking Operator for the Parking Areas and (ii) Tenant uses the Parking Areas at its own risk.

15. Tenant will ensure that any vehicle parked in any of the parking spaces will not leak excessive amounts of oil or grease or any amount of gasoline.

16. Tenant’s right to use the Parking Areas will be in common with other tenants of the Building and with other parties permitted by Landlord to use the Parking Areas. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the Lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance, provided that Landlord arranges for alternate parking within a reasonable walking distance of the Project. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

4896-8192-6017.7 374622.00001	EXHIBIT D -5-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

17. Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

Tenant shall be responsible for the observance of all of the Rules and Regulations and Parking Rules and Regulations in this Exhibit D by Tenant’s employees, agents, clients, customers, invitees and guests. Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations and/or the Parking Rules and Regulations, or to make such other and further reasonable Rules and Regulations and/or Parking Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Tenant shall be deemed to have read these Rules and Regulations and Parking Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

COMMON AREA AMENITIES RULES AND REGULATIONS

1. Tenant understands that Landlord may provide certain common area amenities for Tenant’s non-exclusive use. Such amenities will not need to be reserved in advance and are available to tenants 24 hours a day. Tenant will, however, be required to reserve conference room(s) in advance through the Property Management office. Tenant and Tenant’s agents, employees and invitees shall adhere to all reasonable rules Landlord sets forth with respect to use of the amenities, which may change from time to time upon notice to all tenants of the Property.

2. All amenities offered shall remain at the locations designated by Landlord all times. Tenant must use the equipment only in the manner intended. Landlord reserves the right to reasonably limit Tenant’s use of any equipment or amenities to ensure the equitable use of the equipment and amenities by all tenants on an equitable and non-discriminatory basis. Tenant shall not move or modify any permanent equipment in any manner whatsoever. If Tenant has reason to believe that any equipment is malfunctioning, Tenant shall promptly notify Landlord.

3. Tenant shall be responsible for the cost of repairs or replacements of any amenities that are not returned to management after use or are damaged during the use of any such amenity by Tenant or Tenant’s agents, employees or invitees within thirty (30) days after receipt of an invoice therefor.

4. Tenant shall conduct themselves in a well-mannered fashion when on or about the amenities and not cause any unreasonable disturbances or unreasonably interfere with the use or enjoyment of the amenities by other tenants.

5. Tenant is welcome to enjoy meals in the kitchen area on the ground floor.

6. No alcoholic beverages shall be permitted in the common area amenities without Landlord’s consent. After work gatherings with alcohol in the amenity area will be considered on a case-by-case basis.

7. Neither Tenant nor its agents, employees or invitees shall smoke or permit smoking in the amenity areas at any time.

4896-8192-6017.7 374622.00001	EXHIBIT D -6-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

EXHIBIT E

FORM OF LETTER OF CREDIT

[***]

4896-8192-6017.7 374622.00001	EXHIBIT E -1-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

RIDER 1

EXTENSION OPTION RIDER

This Extension Option Rider (“Extension Rider”) is attached to and made a part of the Lease by and between Landlord and Tenant. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Extension Options. Landlord hereby grants Tenant one (1) option (“Extension Option”) to extend the Lease Term for the Premises for a period of three (3) years (“Option Term”), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of the Extension Option, the Lease Term shall be extended for the Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under the Lease, at law or in equity, such Extension Option shall not be deemed properly exercised if as of the date of delivery of the Exercise Notice (as defined below) by Tenant, an Event of Default has occurred and is ongoing. The Extension Option is personal to the Original Tenant and any any Transferee pursuant to a Transfer described in Section 14.6 or 14.7 (including any Affiliate which acquires or merges with Tenant) and may only be exercised by the Original Tenant or such Transferee (and not any other assignee, sublessee or other transferee of Tenant’s interest in the Lease) if the Original Tenant or such Transferee occupies the entire Premises as of the date of Tenant’s delivery of the Exercise Notice.

2. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Market Rental Rate for comparable office/laboratory space in the Burlington submarket (the “Market Area”). As used herein, the “Fair Market Rental Rate” shall mean the annual base rent at which tenants, as of the commencement of the Option Term, will be leasing non-sublease space comparable in size, location (including views) and quality to the Premises for a comparable term as the Option Term, which comparable space is located in the Building and in other comparable first-class biotechnology buildings in the Market Area, taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease shall apply throughout the Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 1 above.

3. Exercise of Option. Such Extension Option shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of the Lease Term stating that Tenant may be interested in exercising the Extension Option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days after receipt of the Interest Notice (but in no event less than ten (10) months prior to the expiration of the Lease Term) setting forth the Option Rent; and (iii) if Tenant wishes to exercise the Extension Option, Tenant shall, on or before the date (the “Exercise Date”) which is nine (9) months prior to the expiration of the initial Lease Term, exercise such Extension Option by delivering written notice (“Exercise Notice”) thereof to Landlord. Tenant’s failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefore specified hereinabove shall be deemed to constitute Tenant’s waiver of the Extension Option.

4. Determination of Option Rent. If Tenant timely and appropriately notifies Landlord within thirty (30) days after Tenant’s receipt of the Option Rent Notice that Tenant objects to the Fair Market Rental Rate in the Option Rent Notice, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rental Rate. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s delivery of such notice (the “Outside Option Date”), then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate within fifteen (15) business days after the Outside Option Date, and such determinations shall be submitted to arbitration in accordance with the provisions of Section 4.1 below; provided, however, Landlord shall not submit an amount in excess of that set forth in the Option Rent Notice. The failure of Tenant or Landlord to

4896-8192-6017.7 374622.00001	RIDER 1 -1-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]

submit a written determination of the Fair Market Rental Rate within such fifteen (15) business day period shall conclusively be deemed to be such party’s approval of the Fair Market Rental Rate submitted within such fifteen (15) business day period by the other party.

4.1 Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be an independent real estate broker who shall have no ongoing relationship with Tenant or Landlord and who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of [Comparable Buildings][NOT DEFINED]. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate is the closer to the actual Fair Market Rental Rate as determined by the arbitrators, taking into account the requirements with respect thereto set forth in Section 2 above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Option Date.

4.2 The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

4.3 The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord’s or Tenant’s submitted Fair Market Rental Rate is closer to the actual Fair Market Rental Rate and shall select such closer determination as the Fair Market Rental Rate and notify Landlord and Tenant thereof.

4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

4.5 If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 4.1 hereinabove, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

4.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the time period provided in Section 4.2 above, then the parties shall mutually select the third arbitrator. If Landlord and Tenant are unable to agree upon the third arbitrator within ten (10) days after the fifteen (15) day period described in Section 4.2 above, then either party may, upon at least five (5) days’ prior written notice to the other party, request the arbitrator be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor thereto (the “JAMS”). Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord’s or Tenant’s submitted Fair Market Rental Rate shall be used and shall notify Landlord and Tenant thereof. Landlord and Tenant shall each pay the costs of its own arbitrator and fifty percent (50%) of the cost of the third arbitrator.

4896-8192-6017.7 374622.00001	RIDER 1 -2-	5 BURLINGTON WOODS [MBX Biosciences, Inc.]